UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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DESTINATION XL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DESTINATION XL GROUP, INC.

Notice of Annual Meeting of Stockholders

to be held on August 3, 2017

Notice is hereby given that the 2017 Annual Meeting of Stockholders of Destination XL Group, Inc. (the “Company”) will be held at the corporate offices of the Company, 555 Turnpike Street, Canton, Massachusetts 02021 at 9:30 A.M., local time, on Thursday, August 3, 2017 for the following purposes:

1.	To elect nine directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.
2.	To approve, on an advisory basis, the frequency of holding advisory votes on named executive officer compensation.
3.	To approve, on an advisory basis, named executive officer compensation.
4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2018.
5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These proposals are more fully described in the Proxy Statement following this Notice.

The Board of Directors recommends that you vote (i) FOR the election of all nine nominees to serve as directors of the Company, (ii) FOR the “one year” option with respect to the advisory vote on the preferred frequency of holding advisory votes on named executive officer compensation, (iii) FOR the approval, on an advisory basis, of named executive officer compensation, and (iv) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2018.

Along with the attached Proxy Statement, we are sending you copies of our Annual Report on Form 10-K for the fiscal year ended January 29, 2017.

The Board of Directors has fixed the close of business on June 8, 2017 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting.  Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.  A list of the stockholders of record as of the close of business on June 8, 2017 will be available for inspection by any of our stockholders for any purpose germane to the Annual Meeting during normal business hours at our principal executive offices, 555 Turnpike Street, Canton, Massachusetts 02021, beginning on July 20, 2017 and at the Annual Meeting.

Stockholders are cordially invited to attend the Annual Meeting in person.  Regardless of whether you plan to attend the Annual Meeting, please mark, date, sign and return the enclosed proxy to ensure that your shares are represented at the Annual Meeting.

By order of the Board of Directors,

/s/ ROBERT S. MOLLOY

ROBERT S. MOLLOY

Secretary

Canton, Massachusetts

June 30, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on August 3, 2017:

The Proxy Statement and 2017 Annual Report to Stockholders are available at:

http://investor.destinationxl.com/proxymaterials.cfm

DESTINATION XL GROUP, INC.

555 Turnpike Street

Canton, Massachusetts 02021

(781) 828-9300

Proxy Statement

Annual Meeting of Stockholders

August 3, 2017

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purpose and Distribution of Proxy Materials

This Proxy Statement and the enclosed form of proxy are being mailed to our stockholders on or about June 30, 2017, in connection with the solicitation by the Board of Directors (the “Board”) of Destination XL Group, Inc. (the “Company”) of proxies to be used at the Annual Meeting of Stockholders, to be held at the Company’s corporate headquarters located at 555 Turnpike Street, Canton, Massachusetts 02021 at 9:30 A.M., local time, on Thursday, August 3, 2017 and at any and all adjournments thereof (the “Annual Meeting”). This Proxy Statement describes the matters to be voted on at the Annual Meeting and contains other required information.

Stockholders Entitled to Vote

Only holders of record of our common stock, par value $0.01 per share, at the close of business on June 8, 2017, the record date for the Annual Meeting, will be entitled to notice of, and to vote at, the Annual Meeting.  On that date, there were 49,265,456 shares of common stock issued and outstanding.  Each share is entitled to one vote at the Annual Meeting.

How to Vote

Stockholders of record may vote by mail or in person at the meeting.  If you choose to vote my mail, please complete and mail the enclosed proxy card in the enclosed postage prepaid envelope.  If your shares are held in a stock brokerage account or by a bank, you must follow the voting procedures of your broker or bank.

Voting Instructions

When proxies are returned properly executed, the shares represented will be voted in accordance with the stockholders’ instructions.

Stockholders are encouraged to vote on the matters to be considered. However, if no instructions have been specified by a stockholder, the shares covered by an executed proxy will be voted (i) FOR the election of all nine nominees to serve as directors of the Company, (ii) FOR the “one year” option with respect to the advisory vote on the preferred frequency of holding advisory votes on named executive officer compensation, (iii) FOR the approval, on an advisory basis, of named executive officer compensation, (iv) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, for the fiscal year ending February 3, 2018 and (v) in the discretion of the proxies named in the proxy card with respect to any other matters properly brought before the Annual Meeting. We are not aware of any other matter that may be properly presented at the Annual Meeting.

If your shares are held in a stock brokerage account or by a bank, you must follow the voting procedures of your broker or bank.  If you do not give voting instructions to your broker or bank, your broker or bank does not have discretion to vote your shares on the proposals in this Proxy Statement, except for Proposal 4 to ratify the appointment of our independent registered public accounting firm. A broker “non-vote” occurs when the a broker or bank who is the record holder of the shares does not vote on a particular proposal, either because it does not have discretionary voting power to vote the shares or has not received voting instructions from the beneficial owner.  A broker or bank does not have discretion to vote uninstructed shares on the proposals in this Proxy Statement, except for Proposal 4 to ratify the appointment of our independent registered public accounting firm, which is considered a “routine” proposal.

As a result, if you are not the record holder of your shares, it is critical that you provide instructions to your broker or bank if you want your vote to count.

Revoking Your Proxy or Changing Your Vote

You may revoke your proxy at any time before it has been exercised as follows:

•	by attending the Annual Meeting and voting in person; or
•

by filing with the Secretary of the Company, c/o the Company at 555 Turnpike Street, Canton, Massachusetts 02021, either an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.

If you are not a record holder and your shares are held by your broker or bank, you must contact your broker or bank to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting.

Quorum Requirements

In order to carry on the business of the Annual Meeting, we must have a quorum. This means at least a majority of the outstanding shares of common stock eligible to vote must be represented at the Annual Meeting, either by proxy or in person. Abstentions and broker non-votes will be counted as present or represented at the Annual Meeting for purposes of determining the presence or absence of a quorum.

Approval of a Proposal

A majority of the votes properly cast is required for approval of all matters.  Votes cast means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy.  Therefore, abstentions and broker non-votes do not have any effect on determining whether any of the proposals in this Proxy Statement are approved by stockholders.  Votes will be tabulated by our transfer agent subject to the supervision of persons designated by the Board of Directors as inspectors.

As described in more detail in Proposal 2 and Proposal 3 below, both Proposal 2 and Proposal 3 are advisory votes and non-binding.  With respect to Proposal 2 , if none of the three frequency options receive the vote of the majority of the votes cast, the Company will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders.  However, as described in more detail on Proposal 2, because this proposal is advisory and non-binding, the Board of Directors may decide that it is in the best interest of the stockholders and the Company to hold future advisory votes on named executive officer compensation more or less frequently.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board, in accordance with our By-Laws, as amended (the “By-Laws”), has set the number of members of the Board of Directors at nine.  Alan S. Bernikow, who served as a director since 2003, resigned in March 2017, and the Board of Directors determined not to fill the resulting vacancy and reduced the size of the Board from ten directors to nine directors.

At the Annual Meeting, nine nominees will be elected to serve on the Board until the 2018 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.  Jesse Choper and George T. Porter, Jr., both of whom have served as directors since 1999, each decided not to stand for re-election but will remain on the Company’s Board of Directors until the Annual Meeting. Accordingly, the Nominating and Corporate Governance Committee has recommended, and our Board has nominated, Jack Boyle and Oliver Walsh as nominees to replace Messrs. Choper and Porter.  In addition, the Nominating and Corporate Governance Committee has also recommended, and our Board has nominated, Seymour Holtzman, David A. Levin, John E. Kyees, Willem Mesdag, Ward K. Mooney, Mitchell S. Presser and Ivy Ross as nominees, all of whom currently serve as members of our Board.  Each of the nominees has agreed to stand for re-election and to serve if elected.

Unless a proxy shall specify that it is not to be voted for a nominee, it is intended that the shares represented by each duly executed and returned proxy will be voted in favor of the election as directors of Seymour Holtzman, David A. Levin, Jack Boyle, John E. Kyees, Willem Mesdag, Ward K. Mooney, Mitchell S. Presser, Ivy Ross and Oliver Walsh.  Although management expects all nominees to serve if elected, proxies will be voted for a substitute if a nominee is unable or unwilling to accept nomination or election.  Cumulative voting is not permitted.

Vote Needed for Approval

The affirmative vote of a majority of the shares of common stock properly cast at the Annual Meeting, in person or by proxy, is required for the election of each of the nominees. Any abstentions and broker non-votes will not be counted as votes cast on this proposal and, accordingly, will have no effect.

Recommendation

Our Board recommends that you vote “FOR”

the election of the nine individuals named below as directors of our Company.

Set forth below is certain information regarding our current directors and director nominees, including information furnished by them as to their principal occupations and business experience for the past five years, certain directorships held by each director within the past five years, their respective ages as of June 1, 2017 and the year in which each became a director of our Company:

Name (1)	Age	Director Since	Audit (2)	Compensation (3)	Nominating and Corporate Governance (4)	Cybersecurity and Data Privacy
Seymour Holtzman, Executive Chairman of the Board and Director	81	2000
David A. Levin, President and Chief Executive Officer	66	2000
John E. Kyees, Lead Independent Director (5)	70	2010	X			C
Willem Mesdag, Director	63	2014	X	C
Ward K. Mooney, Director	68	2006	C	X
Mitchell S. Presser, Director	52	2007			C	X
Ivy Ross, Director	61	2013			X	X
Jack Boyle, Director Nominee	49	—
Oliver Walsh, Director Nominee	34	—

C= current member and committee chairperson

X= current member of the committee

(1)

Alan S. Bernikow was a director of the Company until March 31, 2017 when his resignation was effective. Jesse Choper and George T. Porter, Jr. notified the Company that they will not stand for re-election at the Annual Meeting. Mr. Choper will continue to serve on the Nominating and Corporate Governance Committee and Mr. Porter will continue to serve on the Compensation Committee until August 3, 2017.

(2)

Effective June 1, 2017, Mr. Choper rotated off of the Audit Committee and Mr. Mooney succeeded Mr. Choper as Chairman of the Audit Committee.  Mr. Choper’s seat on the Audit Committee was filled by Mr. Kyees.

(3)

Effective February 2, 2017, Mr. Kyees rotated off the Compensation Committee when he became Lead Independent Director and Mr. Mesdag succeeded Mr. Porter as Chairman of the Compensation Committee.  Mr. Kyees’s seat was not filled.

(4)	Ms. Ross was appointed to the Nominating and Corporate Governance Committee effective April 1, 2017, following Mr. Bernikow’s resignation.
(5)	Effective February 2, 2017, Mr. Kyees was appointed Lead Independent Director.

Seymour Holtzman has served as our Executive Chairman of the Board since August 2014. From April 2000 to August 2014, Mr. Holtzman served as our Chairman of the Board.  Mr. Holtzman has been involved in the retail business for over 40 years. For many years, he has been the president and chief executive officer of Jewelcor, Incorporated, a former New York Stock Exchange listed company that operated a chain of retail stores. From 1986 to 1988, Mr. Holtzman was chairman of the board and also chief executive officer of Gruen Marketing Corporation, an American Stock Exchange listed company involved in the nationwide distribution of watches. For at least the last five years Mr. Holtzman has served as chairman and chief executive officer of Jewelcor Management, Inc., a company primarily involved in investment and management services.  Mr. Holtzman is the chief executive officer and indirectly the owner of C.D. Peacock, Inc., a Chicago, Illinois retail jewelry establishment, the managing member of Luxury Swiss, LLC, a retail Rolex watch establishment. Mr. Holtzman is a successful entrepreneur with extensive experience working with public companies and provides valuable insight to the Board with respect to strategic planning.

David A. Levin has been our President and Chief Executive Officer since April 10, 2000 and a director since April 11, 2000.  From 1999 to 2000, he served as the executive vice president of eOutlet.com. Mr. Levin was president of Camp Coleman, a division of The Coleman Company, from 1998 to 1999.  Prior to that, Mr. Levin was president of Parade of Shoes, a division of J. Baker, Inc., from 1995 to 1997. Mr. Levin was also president of Prestige Fragrance & Cosmetics, a division of Revlon, Inc., from 1991 to 1995.  Mr. Levin has worked in the retail industry for over 30 years. Since joining us, Mr. Levin has been instrumental in transforming us from a company which exclusively operated Levi Strauss & Co. branded apparel to the largest specialty retailer of big & tall men’s apparel.  In May 2017, Mr. Levin joined the board of directors of Lumber Liquidators, a publicly-traded company. Mr. Levin served on the board of directors of Christopher & Banks Corporation, a publicly-traded company, from May 2012 until June 2016.  Mr. Levin has extensive knowledge of our Company and valuable experience in merchandising and marketing initiatives.  In his role as Chief Executive Officer he also acts as a liaison between the Board and management.

Jack Boyle is a nominee for director.  Since June 2012, Mr. Boyle has been the president of merchandising for Fanatics, Inc., a market leader for officially licensed sports merchandise.  Prior to that, from February 2005 to June 2012, Mr. Boyle was the executive vice president, general merchandise manager of women’s apparel, intimate, cosmetics and accessories for Kohl’s Corporation. From October 2003 to February 2005, he served as senior vice president, divisional merchandise manager of women’s apparel for Kohl’s Corporation, vice president of junior sportswear from July 2000 to October 2003 and vice president of planning/allocation for women's apparel from December 1999 to July 2000.  From June 1990 to December 1999, Mr. Boyle held various merchandise positions, including divisional merchandise manager of women’s at May Company.  Mr. Boyle will bring to the board extensive experience in merchandising, brand management and omni-channel leadership.

John E. Kyees has been a director since May 3, 2010.  From February 2, 2014 until May 31, 2014, Mr. Kyees served as Interim Chief Financial Officer of the Company.  From 2003 until his retirement in 2010, Mr. Kyees was the chief financial officer of Urban Outfitters, Inc. and also served as the chief of investor relations.  Prior to that, from 2002 to 2003, Mr. Kyees was the chief financial officer and chief administrative officer of bebe Stores, Inc. Mr. Kyees serves as lead independent director and chairman of the audit committee of Vera Bradley, Inc., a publicly-traded company. Mr. Kyees is a member of the board of directors of Rackwise, Inc., a publicly-traded company, and is a member of the audit committee.   Mr. Kyees is also a director and chairman of the audit committee of Arhaus Furniture, a privately-held retailer.  Mr. Kyees previously served as director and a member of the audit committee of Hot Topic, Inc., a formerly publicly-traded company. Mr. Kyees previously served as a director and member of the audit committee of Teavana, a publicly-traded company. Mr. Kyees brings to the Board extensive executive-level retail experience having served as chief financial officer for several prominent retailers.  His insight with respect to merchandising, operational activities and finance is an asset to our Board.

Willem Mesdag has been a director since January 29, 2014.  Since January 2005, Mr. Mesdag has been the managing partner of Red Mountain Capital Partners LLC, an investment management firm. Prior to founding Red Mountain in 2005, Mr. Mesdag was a partner and managing director of Goldman Sachs & Co., which he joined in 1981. Prior to Goldman Sachs, he was a securities lawyer at Ballard, Spahr, Andrews & Ingersoll, which he joined in 1978. He currently serves on the boards of Encore Capital Group, Inc., a publicly-traded company, and Heidrick & Struggles International, Inc., a publicly-traded company.  He previously served on the boards of 3i Group plc, Cost Plus, Inc., Skandia Group AB and Nature’s Sunshine Products, Inc. Having had an extensive career in international investment banking and finance, Mr. Mesdag brings to the Board significant knowledge and experience related to business and financial issues and corporate governance.

Ward K. Mooney has been a director since July 31, 2006.  Mr. Mooney is a co-founder of Crystal Financial LLC, formerly Crystal Capital, and has served as its CEO since April 2010.  From April 2006 to April 2010, Mr. Mooney was the Senior Managing Partner of Crystal Capital.  Prior to April, 2006, Mr. Mooney was the president of Bank of America Retail Finance Group and managing partner of Back Bay Capital, both of which were formerly Bank of Boston businesses which Mr. Mooney co-founded.  Mr. Mooney provides the Board with valuable insight with respect to his extensive experience as a lender in the retail industry.  The Board has determined that based on Mr. Mooney’s extensive knowledge and experience in finance qualifies him as an audit committee financial expert.

Mitchell S. Presser has been a director since May 1, 2007.  Since July 2014, Mr. Presser has been a partner and the head of U.S. M&A and private equity at Freshfields Bruckhaus Deringer.  From January 2014 until July 2014, Mr. Presser was a senior advisor to Paine & Partners, LLC, a private equity firm.  From November 2006 to December 2013, Mr. Presser was a founding partner of Paine & Partners, LLC.  Prior to that, Mr. Presser was a partner with the law firm of Wachtell, Lipton, Rosen & Katz, specializing in mergers & acquisitions.  Mr. Presser has served as a director on the boards of several privately-held companies.  Mr. Presser’s extensive experience in private equity and strategic planning provides valuable insight to the Board.

Ivy Ross has been a director since January 31, 2013.  In May 2014, Ms. Ross joined Google X as head of Glass and is currently a vice president and head of Design for all of Google’s Hardware products.  From July 2011 until April 2014, Ms. Ross was the chief marketing officer of Art.com from where she oversaw the company's marketing, branding, merchandising and user-experience functions. Prior to Art.com, from June 2008 to June 2011, Ms. Ross was EVP of marketing for the Gap brand, and also acted as the creative catalyst for all brands within Gap, Inc. Ms. Ross also has held senior creative and product design positions at Disney Stores North America, Mattel, Calvin Klein, Coach, Liz Claiborne, Swatch Watch and Avon. She also has served on Proctor and Gamble’s design board since its inception.  With her industry insight and marketing expertise, Ms. Ross provides a valuable perspective to the Board as we continue to build our DXL brand.

Oliver Walsh is a nominee for director. From June 2013 to April 2017, Mr. Walsh was the chief marketing officer of Aritzia, a company publicly-traded on TSX. From May 2012 to September 2013, Mr. Walsh served as a member of the Board of Directors for Aritzia.  Prior to that, from April 2009 to June 2013, Mr. Walsh was the co-founder and chief executive officer for Wednesday, an integrated creative agency. From September 2008 to September 2010, Mr. Walsh was the development director for Saturday Group, a marketing group that invests in and manages firms in the fields of fashion and entertainment marketing. Mr. Walsh will bring significant marketing and e-Commerce expertise, brand development and digital experience to the Board.

All directors hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal.

Current Non-Director Executive Officers

Peter H. Stratton, Jr., 45, has been our Senior Vice President, Chief Financial Officer and Treasurer since June 1, 2014.  From August 2009 to May 31, 2014, Mr. Stratton was our Senior Vice President of Finance, Corporate Controller and Chief Accounting Officer.  Mr. Stratton joined us in June 2009 as Vice President of Finance. Prior to joining the Company, Mr. Stratton served as the senior director of corporate accounting at BearingPoint, Inc. from May 2007 to June 2009.  Prior to May 2007, Mr. Stratton held various finance and accounting leadership positions at Legal Sea Foods, Inc., Shaw’s Supermarkets, Inc. and Cintas Corporation.

Angela Chan, 50, has been our Senior Vice President, Chief Sourcing Officer and Global Business Development since January 2017.  Prior to that, Ms. Chan was our Senior Vice President and Chief Sourcing Officer since February 2015.  From March 2013 to February 2015, Ms. Chan was our Senior Vice President of Global Sourcing and Product Development. Prior to that, from May 2010 to March 2013, Ms. Chan was our Vice President of Global Sourcing.  Ms. Chan joined the Company in February 2009 as our Director of Global Sourcing. Prior to joining our Company, from October 2007 to December 2008 Ms. Chan was the senior product manager for Redcats USA.  From 2007 to 2009, Ms. Chan was an independent retail consultant and analyst with the Gerson Lehrman Group and in 2006, she held the positions of director and executive vice president of global sourcing for Rocawear.  Prior to that, Ms. Chan was the founder & partner of several apparel manufacturing companies & franchise restaurants. She also held various merchandising management positions with Macy’s corporate in New York and Hong Kong.

Francis Chane, 54, has been our Senior Vice President of Distribution, Logistics and Facilities since June 2011.  Mr. Chane joined the Company in June 2008 as our Vice President of Distribution & Logistics. Prior to joining our Company, Mr. Chane was the vice president operations & facilities for Redcats USA, a division of the French multi-national company PPR, from 1999 to June 2008.  Prior to that, Mr. Chane held various leadership positions with WearGuard Corporation, a division of Aramark Corporation.

John F. Cooney, 34, has been our Vice President of Finance and Corporate Controller since June 2014 and in May 2015 he was also appointed Chief Accounting Officer.  From November 2010 until May 2014, Mr. Cooney was our Director of Financial Accounting

and Reporting.  Prior to joining the Company, Mr. Cooney was an audit manager with PricewaterhouseCoopers LLP, which he joined in August 2004.

Kenneth M. Ederle, 52, has been our Senior Vice President and Chief Merchandising Officer since April 2013 and in April 2015 his role was expanded to include Planning and Allocation.  Prior to that, from May 2011 until April 2013, Mr. Ederle was our Senior Vice President – General Merchandising Manager DXL. Mr. Ederle served as our Vice President, General Merchandise Manager of Rochester Clothing from August 2008 until May 2011.  From January 2008 to August 2008, Mr. Ederle was our Merchandise Manager of Sportswear for Rochester Clothing and prior to that was one of our Merchandise Managers for Casual Male from November 2006 to December 2007.  Prior to joining the Company in 2006, Mr. Ederle was a senior buyer and senior planner for Limited Brands.

Sahal S. Laher, 41, joined the Company in January 2017 as our Senior Vice President, Chief Digital and Information Officer. Mr. Laher has over 20 years of senior operational experience with a focus on digital and omni-channel strategies, modernizing applications, as well as data and technology security. Prior to joining the Company, from March 2013 until January 2017, he served as executive vice president of digital, innovation and technology, global CIO for Brook Brothers Group, where he was responsible for ensuring that the company's information technology investments, resources and project execution were aligned with its strategic business objectives. Prior to that, from April 2009 to February 2013, he was the global chief information officer at Stride Rite Corporation. Mr. Laher also held senior strategic consulting positions at Deloitte Consulting, Andersen Consulting and Data General Corporation.

Mary S. Luttrell, 55, was promoted to Senior Vice President of Marketing in January 2017.  From November 2012 until January 2017, Ms. Luttrell was our Vice President of Brand and Marketing. From April 2006 until November 2012, Ms. Luttrell was our Vice President of Advertising.  Prior to joining the Company in October 2000, Ms. Luttrell was the manager of media advertising at Hills department stores and also worked on the advertising agency side managing many retail accounts.

Robert S. Molloy, 57, has been our Senior Vice President and General Counsel since April 2010 and became Secretary of the Company on May 15, 2014.  From February 2008 until April 2010, Mr. Molloy was our Vice President and General Counsel. Prior to joining the Company, Mr. Molloy served as the vice president, assistant general counsel at Staples, Inc. from May 1999 to February 2008.  Prior to May 1999, Mr. Molloy was a trial attorney.

Brian S. Reaves, 56, has been our Senior Vice President and Chief Sales Officer since November 2014.  From May 2010 until November 2014, Mr. Reaves was our Senior Vice President of Store Sales and Operations.  Prior to joining our Company, Mr. Reaves was the vice president – outreach and group sales for David’s Bridal from 2007 to 2009.  Before that, Mr. Reaves was the senior vice president of sales for The Bridal Group from 2004 to 2007.

Peter E. Schmitz, 58, has been our Senior Vice President and Chief Real Estate Officer since June 2013.  Prior to that, Mr. Schmitz was our Senior Vice President, Real Estate and Store Development.  Prior to joining the Company in August 2007, Mr. Schmitz was the vice president of real estate for Brooks/Eckerd Pharmacy Chain from October 1995 to August 2007.

Walter E. Sprague, 68, has been our Senior Vice President of Human Resources since May 2006.  From August 2003 through April 2006, Mr. Sprague was our Vice President of Human Resources.  Prior to joining our Company, Mr. Sprague was the managing director northeast, for Marc-Allen Associates, a nationwide executive recruiting firm.  From 1996 to 2002, Mr. Sprague was the assistant vice president – senior director of human resources for Foot Locker Inc. and, prior to that, the assistant vice president – senior director of human resources for Woolworth Corporation, the predecessor company to Foot Locker Inc.

Former Non-Director Executive Officers

Jack McKinney, 61, was our Senior Vice President and Chief Information Officer from June 2002 until September 30, 2016.  Mr. McKinney began his career with Casual Male Corp. in 1997 and joined our Company in May 2002 as part of our acquisition of Casual Male Corp.

Derrick Walker, 48, was our Senior Vice President and Chief Marketing Officer from May 2012 until January 2017.  Prior to joining our Company, Mr. Walker was the vice president of marketing for Lenscrafters from December 2009 to November 2011.  Before that, Mr. Walker was the vice president of marketing for Finish Line from December 2006 to September 2009.

Nancy Youssef, 40, was our Senior Vice President, International Business Development from November 2015 until January 2017.  Prior to joining the Company, from April 2009 to October 2015, Ms. Youssef was the vice president, international business development for Genesco, Inc. From June 2007 to March 2009, she was senior brand development manager for HSN, Inc. From 2004 to 2007, Ms. Youssef worked in the Middle East for SAS –Egypt where she was the international business development director.

There are no family relationships between any of our directors and executive officers.

CORPORATE GOVERNANCE

Board of Directors

Our Board is currently comprised of nine members and there are no vacancies.  A majority of the members of the Board are “independent” under the rules of the Nasdaq Global Select Market (“Nasdaq”).  The Board has determined that the following directors and director nominees are independent: Messrs. Boyle, Kyees, Mesdag, Mooney, Presser, Ross and Walsh.

Our Board met three times during our fiscal year ended January 28, 2017 (“fiscal 2016”).  Due to a change in scheduling, our traditional January board meeting was moved to February, falling into fiscal 2017; therefore, we only had three board meetings in fiscal 2016. Except for Mr. Mooney, all directors, including Messrs. Choper and Porter, attended all meetings of the Board and meetings of the committees of the Board on which each director served.   Due to a change in timing for our May board meeting, Mr. Mooney was not able to attend the rescheduled board and committee meetings held in May because he was traveling out of the country.  As a result, Mr. Mooney attended less than 75% of meetings held.  It should be noted that Mr. Mooney attended the Board meeting which was rescheduled from January to February and had the meeting occurred in January 2017, Mr. Mooney would have attended 75% of the board and committee meetings.

We believe that it is important that the members of the Board to attend Annual Meetings of Stockholders. Last year, all members of the Board attended the Annual Meeting of Stockholders held on August 4, 2016.

Corporate Governance Highlights

We comply with the corporate governance requirements imposed by the Sarbanes-Oxley Act of 2002, the SEC and Nasdaq. To assist the Board in fulfilling its responsibilities, it has adopted certain Corporate Governance Guidelines (the "Governance Guidelines"). Many features of our corporate governance principles are discussed in other sections of this proxy statement, but some of the highlights are:

•	Annual Election of Directors. Our directors are elected annually for a term of office to expire at the next Annual Meeting (subject to the election and qualification of their successors).
•

Majority Vote for Uncontested Director Elections.  Under our By-Laws, in an uncontested election, a majority of the votes properly cast is required for the election of our directors.  In the case of a contested election, a plurality vote will be required for the election of directors.  If a nominee for director does not receive the approval of a majority of the votes properly cast in an uncontested election, our By-Laws provide that the director will promptly tender to the Board his or her offer of resignation. The Nominating and Corporate Governance Committee of the Board will then consider the resignation offer and make a recommendation to the Board whether to accept or reject the resignation.

•

Independent Board and Committees.  The majority of our Board is comprised of independent directors, with the exception of our Executive Chairman of the Board and our Chief Executive Officer.  All members of our Board’s committees are independent directors, and none receives compensation from us other than for service on our Board or its committees.

•

Lead Independent Director. On February 2, 2017, the Board approved the addition of a Lead Independent Director position, if the Chairman of the Board is not independent.  Accordingly, on February 2, 2017, Mr. Kyees was appointed Lead Independent Director.  Prior to Mr. Kyees’s appointment as Lead Independent Director, during fiscal 2016, an independent director served as "presiding director" at all in-person Board meetings on an alphabetically rotating schedule. The presiding director chaired any meeting of the independent directors and facilitated communications between other members of the Board and the Executive Chairman of the Board and/or the Chief Executive Officer.

•

Independent Executive Sessions.  Our Board holds executive sessions on at least a semi-annual basis, where independent directors meet without the Executive Chairman or Mr. Levin. In addition, periodically throughout the year, the full Board, including the Executive Chairman, may meet without management participation.

•

Stock Ownership Guidelines.  Each non-employee director is required to elect that at least 50% of his or her retainer, which is paid in quarterly installments, be paid in equity, in the form of options, shares or deferred stock or any combination thereof.  Such equity may not be sold by the director without the approval of the Board while each director is still serving on the Board.  While we do not have any required guidelines for stock ownership for members of senior management, we do encourage our senior management to have ownership in our Company.

•

No Hedging of Company Securities.  Our Insider Trading Policy prohibits our directors, officers and employees from engaging in various hedging activities with Company securities, including short sales and any transaction involving a publicly traded option, such as a put, call or other derivative security.

•	No Stockholder Rights Plan. We do not currently have a stockholder rights plan in effect and are not currently considering adopting one.

•	Vote Required For Merger or Business Combination. A majority vote of the outstanding shares entitled to vote is needed for the stockholders to approve a merger or business combination.
•

Claw-back Policy.  Our employment agreements with members of our senior management and our long-term incentive plans contain claw-back provisions that provide for remedies in the event we learn, after the senior executive is terminated by us other than for “justifiable cause,” that the senior executive could have been terminated for “justifiable cause.” Although the final rules have not yet been promulgated, the Dodd-Frank Act will also require that we implement a policy providing for the recovery of erroneously paid incentive-based compensation following a required accounting restatement.  Once the final rules are issued by the SEC, we will revise, in a timely manner, our claw-back policies.

•

Directors Overboarding Policy. No director can serve on more than five public company boards. In addition, no director who is a named executive officer can serve on more than one public company board besides that of our Company.

Committees of the Board

Our Board has four standing committees: the Nominating and Corporate Governance Committee, the Audit Committee, the Compensation Committee and the Cybersecurity and Data Privacy Committee.  Each committee is comprised of directors who are “independent” under the rules of Nasdaq.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) has a written charter, which can be found under “Corporate Governance– Charters & Policies” on the Investor Relations page of our website at http://investor.destinationxl.com. The Nominating Committee was established to perform functions related to governance of our Company, including, but not limited to, planning for the succession of our CEO and such other officers as the Nominating Committee shall determine from time to time, recommending to the Board individuals to stand for election as directors, overseeing and recommending the selection and composition of committees of the Board, and developing and recommending to the Board a set of corporate governance principles applicable to our Company. The Nominating Committee has the authority to retain independent advisors, with all fees and expenses to be paid by the Company.  The current members of the Nominating Committee are Messrs. Choper, Presser and Ms. Ross, each of whom is “independent” under the rules of Nasdaq.  The Nominating Committee met three times during fiscal 2016.

The Board's current policy with regard to the consideration of director candidates recommended by stockholders is that the Nominating Committee will review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by the Nominating Committee (the current procedures are described below), and conduct inquiries it deems appropriate.  The Nominating Committee will consider for nomination any such proposed director candidate who is deemed qualified by the Nominating Committee in light of the minimum qualifications and other criteria for Board membership approved by the Nominating Committee from time to time.

While the Nominating Committee does not have a formal diversity policy for Board membership and identifies qualified candidates without regard to race, color, disability, gender, national origin, religion or creed, it does seek to ensure the fair representation of all stockholder interests on the Board.  In that regard, in considering candidates for the Board, the Nominating Committee considers, among other factors, diversity with respect to viewpoint, skills and experience.  The Board believes that the use of these general criteria, along with the minimum qualifications listed below, will result in nominees who represent a mix of backgrounds and experiences that will enhance the quality of the Board.

At a minimum, the Nominating Committee must be satisfied that each nominee, both those recommended by the Nominating Committee and those recommended by stockholders, meets the following minimum qualifications:

•	The nominee should have a reputation for integrity, honesty and adherence to high ethical standards.
•

The nominee should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and should be willing and able to contribute positively to our decision-making process.

•	The nominee should have a commitment to understand our Company and our industry and to regularly attend and participate in meetings of the Board and its committees.

•

The nominee should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of ours, which includes stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all of our stakeholders.

•

The nominee should not have, nor appear to have, a conflict of interest that would impair the nominee's ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director.

The current procedures to be followed by stockholders in submitting recommendations for director candidates are as follows:

1. All stockholder recommendations for director candidates must be submitted to the Secretary at our corporate offices located at 555 Turnpike Street, Canton, Massachusetts, 02021 who will forward all recommendations to the Nominating Committee.

2. All stockholder recommendations for director candidates must be submitted to us not less than 120 calendar days prior to the date on which our proxy statement was released to stockholders in connection with our previous year's annual meeting.

3. All stockholder recommendations for director candidates must include the following information:

a. The name and address of record of the stockholder.

b. A representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act.

c. The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate.

d. A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time.

e. A description of all arrangements or understandings between the stockholder and the proposed director candidate.

f. The consent of the proposed director candidate (i) to be named in the proxy statement relating to our annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting.

g. Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Except where we are legally required by contract or otherwise to provide third parties with the ability to nominate directors, the Nominating Committee is responsible for identifying and evaluating individuals, including nominees recommended by stockholders, believed to be qualified to become Board members and recommending to the Board the persons to be nominated by the Board for election as directors at any annual or special meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board. The Nominating Committee may solicit recommendations from any or all of the following sources: non-management directors, the CEO, other executive officers, third-party search firms or any other source it deems appropriate.  The Nominating Committee will review and evaluate the qualifications of any such proposed director candidate, and conduct inquiries it deems appropriate.  The Nominating Committee will evaluate all such proposed director candidates in the same manner, with no regard to the source of the initial recommendation of such proposed director candidate.  Accordingly, there are no differences in the manner in which the Nominating Committee evaluates director nominees recommended by stockholders.  In identifying and evaluating candidates for membership on the Board, the Nominating Committee will take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the candidate would fill a present need on the Board.

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Exchange Act.  The Audit Committee is currently comprised of Messrs. Kyees, Mesdag and Mooney.  Each of the members of the Audit Committee is independent, as independence for Audit Committee members is defined under the rules of Nasdaq.  Mr. Mooney serves as our audit committee financial expert under the rules of the SEC.

The Audit Committee operates under a written charter, which can be found under “Corporate Governance- Charters & Policies” on the Investor Relations page of our website at http://investor.destinationxl.com.

The purpose of the Audit Committee is to (i) assist the Board in fulfilling its oversight responsibilities to the shareholders, potential shareholders and the investment community; (ii) oversee the audits of our financial statements and our relationship with our independent registered public accounting firm; (iii) promote and further the integrity of our financial statements and oversee the qualifications, independence and performance of our independent registered public accounting firm (including being solely responsible for appointing, determining the scope of, evaluating and, when necessary, terminating the relationship with the independent registered public accounting firm); and (iv) provide the Board and the independent registered public accounting firm, unfiltered access to each other on a regular basis. The Audit Committee has the authority to retain independent advisors, with all fees and expenses to be paid by the Company.   The Audit Committee meets at least quarterly and as often as it deems necessary in order to perform its responsibilities. During fiscal 2016, the Audit Committee met six times.

For additional information regarding the Audit Committee, see the “Report of the Audit Committee” included elsewhere in this Proxy Statement.

Compensation Committee

The primary purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to executive compensation.  The Compensation Committee also reviews and independently approves, or makes recommendations to the full Board, all stock-based compensation awards to our executive officers under our equity incentive plans.  The Compensation Committee has the authority to retain independent advisors, with all fees and expenses to be paid by the Company.  The Compensation Committee met two times during fiscal 2016.  The current members of the Compensation Committee are Messrs. Mesdag, Mooney and Porter, each of whom is “independent” under the rules of the Nasdaq. Mr. Kyees served on the Compensation Committee until February 2, 2017 and his seat was not filled.

The Compensation Committee operates under a written charter, which can be found under “Corporate Governance – Charters & Policies” on the Investor Relations page of our website at http://investor.destinationxl.com.

The Compensation Discussion and Analysis recommended by the Compensation Committee to be included in the Proxy Statement is included in this Proxy Statement.  Among other things, the Compensation Discussion and Analysis describes in greater detail the Compensation Committee’s role in the executive compensation process.

Cybersecurity and Data Privacy

On January 28, 2016, upon the recommendation of the Nominating Committee, the Board of Directors approved the formation of the Cybersecurity and Data Privacy Committee (the “Cybersecurity Committee”) to oversee the monitoring and management of cyber risk and data privacy in the Company.  The Cybersecurity Committee has the authority to retain independent advisors, with all fees and expenses to be paid by the Company.   The current members of the Cybersecurity Committee are Messrs. Kyees and Presser and Ms. Ross.  The Cybersecurity Committee met five times during fiscal 2016.

The Cybersecurity Committee operates under a written charter, which can be found under “Corporate Governance –Charters & Policies” on the Investor Relations page of our website at http://investor.destinationxl.com.

Board Leadership Structure

We currently separate the positions of Chief Executive Officer and Executive Chairman of the Board of Directors. Since 2002, Mr. Holtzman has served as our Chairman and since August 2014 as Executive Chairman. The responsibilities of the Executive Chairman include presiding at all meetings of the Board and stockholders of the Company and any such duties and functions as may from time to time be assigned by the Board.

Separating the positions of Chief Executive Officer and Executive Chairman allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Executive Chairman to lead the Board in its fundamental role of providing independent advice to and oversight of management. Although Mr. Holtzman is not an independent director, our Board believes that having Mr. Holtzman serve as Executive Chairman is the appropriate leadership structure for the Company, given his wealth of retail experience, his extensive knowledge of the Company and his history of innovative and strategic thinking.

In addition, through the end of fiscal 2016, our practice was to have a Lead Independent Director presiding at each quarterly in-person meeting, on an alphabetically rotating basis, providing us with an opportunity for fresh insight when the agenda for each Board meeting was set.  It also provided the Board with leadership for the executive sessions of the independent directors.  Each director was also free to communicate directly with the Executive Chairman and with the Chief Executive Officer. The following is a listing of the independent lead director at each of the in-person Board meetings in fiscal 2016 (there was no presiding director for telephonic meetings, for which there was one in fiscal 2016).

Date of Meeting	Presiding Director
May 12, 2016	Ivy Ross
August 4, 2016	Alan Bernikow

On February 2, 2017, the Board approved the addition of a Lead Independent Director position, if the Chairman of the Board is not independent.  Accordingly, the Board approved the establishment of the role and revised the Corporate Governance Guidelines to add the position.  In addition, the Board approved the Third Amendment to Second Amended and Restated Non-Employee Director Compensation Plan to establish the compensation to be paid to a Lead Independent Director and appointed Mr. Kyees as Lead Independent Director, effective February 2, 2017.

As described above, our Board also has four standing committees, each chair and each member of which is an independent director. Our Board delegates substantial responsibility to each Board committee, which reports their activities and actions back to the full Board. We believe that the independent committees of our Board and their chairpersons are an important aspect of the leadership structure of our Board.

Risk Oversight

Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of our full Board, our executive officers are responsible for the day-to-day management of the material risks we face. The involvement of the full Board in setting our business strategy is a key part of its oversight of risk management and in determining what constitutes an appropriate level of risk for us. The full Board receives updates from our executive officers and outside advisors regarding certain risks our Company faces, including various operating risks and corporate governance best practices. At least annually, our senior management team meets to review our identified risks and compensating controls as well as any potential new risks.  The results of their risk assessment are then presented to the full Board.

In addition, our Board committees each oversee certain aspects of risk management. For example, our Audit Committee is responsible for overseeing the management of risks associated with the Company’s financial reporting, accounting and auditing matters; our Compensation Committee oversees risks associated with our compensation policies and programs; our Cybersecurity Committee oversees the management of risks associated with cyber risk and data privacy issues; and our Nominating Committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board, and director succession planning. Our Board committees report their findings to the full Board.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines which set forth our governance principles relating to, among other things:

•	director independence;
•	director qualifications and responsibilities;
•	board structure and meetings; and
•	management succession.

A copy of the Governance Guidelines can be found under “Corporate Governance –Charters & Policies” on the Investor Relations page of our corporate website, which is at http://investor.destinationxl.com.

Code of Ethics

We have adopted a Code of Ethics for Directors, Officers and Financial Professionals (the “Code of Ethics”). The full text of the Code of Ethics can be found under “Corporate Governance –Charters & Policies” on the Investor Relations page of the our corporate web site, which is at http://investor.destinationxl.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of our Code of Ethics by posting such information on our website.  We also have a Code of Ethics for all of our associates.  Annually, our directors and associates, including our officers, certify that they have read and are in compliance with our Code of Ethics.

Compensation Committee Interlocks and Insider Participation

For fiscal 2016, the members of the Compensation Committee were Messrs. Kyees, Mesdag, Mooney and Porter.  Effective February 2, 2017, Mr. Kyees rotated off of the Compensation Committee and his seat was not filled. Persons serving on the Compensation Committee had no relationships with our Company in fiscal 2016 other than their relationship to us as directors entitled to the receipt of standard compensation as directors and members of certain committees of the Board and their relationship to us as beneficial owners of shares of our common stock and options exercisable for shares of common stock. No person serving on the Compensation Committee or on the Board is an executive officer of another entity for which an executive officer of ours serves on such entity’s board of directors or compensation committee.

Director Compensation

The Compensation Committee is responsible for reviewing and making recommendations to our Board of Directors with respect to the compensation paid to our non-employee directors.

In January 2010, the Company established a Non-Employee Director Stock Purchase Plan to provide a convenient method for its non-employee directors to acquire shares of the Company’s common stock at fair market value by voluntarily electing to receive shares of common stock in lieu of cash for service as a director.  The substance of this plan is now encompassed within the Company’s Third Amendment to the Second Amended and Restated Non-Employee Director Compensation Plan (the “Non-Employee Director Compensation Plan”). There are 500,000 shares authorized for issuance under this plan for the sole purpose of satisfying elections to receive shares of common stock in lieu of cash for service as a director, of which 316,356 shares remain available for future issuances at January 28, 2017.  The Non-Employee Director Compensation Plan is a stand-alone plan and is not a sub-plan under our 2016 Incentive Compensation Plan (the “2016 Plan”).  Accordingly, shares issued under this plan do not reduce the shares available for issuance under the 2016 Plan.

With respect to the compensation of our non−employee directors, the Compensation Committee’s goal is to maintain a level of compensation paid to our non-employee directors that is in the median of the companies within our peer group as well as similarly-sized companies.  As described below in “Compensation Discussion and Analysis – Use of Compensation Consultants,” the Compensation Committee has the authority to retain compensation consultants and other outside advisors, without Board or management approval, to assist it in carrying out its duties, including the evaluation of compensation for our non−employee directors. The Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors.

For fiscal 2016, our Non-Employee Director Compensation Plan provided that non-employee directors receive an annual retainer of $102,250, which is paid in quarterly installments of $25,562.50.  Each director receives $1,500 for participation in each in-person meeting of the Board and its committees and $750 for participation in each telephonic meeting.  In addition, the Chairmen of the Audit Committee, Compensation Committee, Nominating Committee and Cybersecurity Committee receive an annual payment of $10,000, $5,000, $5,000 and $5,000, respectively, which is paid quarterly.  Upon the initial election to the Board, a non-employee director will receive a stock option grant of 15,000 shares under the 2016 Plan.

Each non-employee director is required to receive 50% of his or her annual retainer in equity, in the form of stock options, stock or deferred shares.  Because the Non-Employee Director Compensation Plan is not a shareholder approved plan and the acquisition of equity must be voluntary under NASDAQ rules, we cannot utilize shares under this plan to satisfy this mandated election.  Therefore, in fiscal 2016 any grants of equity to satisfy this required election were issued from the 2006 Plan through its expiration on July 31, 2016 or through the 2016 Plan thereafter.  Any voluntary election of shares, above this 50% retainer requirement, was issued from the Non-Employee Director Compensation Plan. Stock options and deferred shares were issued from either the 2006 Plan or 2016 Plan.

On February 2, 2017, the Board approved the addition of a Lead Independent Director position, if the Chairman of the Board is not independent.  Accordingly, the Board approved the Third Amendment to the Non-Employee Director Compensation Plan to establish the role of a Lead Independent Director with an annual retainer of $18,000, to be paid quarterly. On February 2, 2017, the Board appointed Mr. Kyees as Lead Independent Director.

We believe that our Non-Employee Director Compensation Plan will support our ongoing efforts to attract and retain exceptional directors to provide strategic guidance to our Company.  We believe that the total compensation that our non-employee directors receive is in line with our current peer group.

Director Compensation Table

The following table sets forth the compensation paid to our directors during fiscal 2016.  David A. Levin is not included in the following table as he is a Named Executive Officer and, accordingly, received no compensation for his services as a director.  Compensation earned by Mr. Levin is included below in the “Summary Compensation Table.”

2016 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Seymour Holtzman, Executive Chairman	$—	$—	$396,750	(3)	$396,750
Alan S. Bernikow	$108,250	$—	$—		$108,250
Jesse Choper	$124,250	$—	$—		$124,250
John E. Kyees	$117,000	$—	$—		$117,000
Willem Mesdag	$114,250	$—	$—		$114,250
Ward K. Mooney	$109,000	$—	$—		$109,000
George T. Porter, Jr.	$113,250	$—	$—		$113,250
Mitchell S. Presser	$117,000	$—	$—		$117,000
Ivy Ross	$109,750	$—	$5,000	(4)	$114,750
(1)

All non-employee directors are required to receive at least 50% of their annual retainer in the form of equity.  For fiscal 2016, Messrs. Bernikow, Choper, Mooney and Ms. Ross elected to receive 50% of their retainer in unrestricted shares of our common stock and Messrs. Kyees, Mesdag and Porter elected to receive 50% of their retainer in deferred stock.  Mr. Presser elected to receive 100% of his retainer in unrestricted shares of our common stock.  Messrs. Bernikow, Choper, Mesdag, Porter and Ms. Ross elected to receive cash for all meetings.  Mr. Presser elected to receive shares of unrestricted stock for all meetings.  Mr. Kyees elected to receive his fees for meetings in a combination of 50% cash and 50% deferred shares of our common stock and Mr. Mooney elected to receive his fees in a combination of 50% cash and 50% in shares of unrestricted stock.  With the exception of Mr. Presser who elected to receive his payment for committee chair in shares of unrestricted stock, all committee chairs elected to receive their payment in cash.  The number of shares issued as payment for an earned director fee is determined by taking the director fee earned and dividing by the consolidated closing price of our common stock on the grant date.  For quarterly retainer fees, the grant date is the first business day of each respective quarter.  For meetings, the grant date is the last business day of the month in which the meeting occurred and for a director’s re-election to the board, the grant date is the last business day of the month in which such re-election occurs.  Mr. Holtzman did not receive any payment for director meetings.

(2)

There were no Stock Awards or Options Awards to any of the directors for fiscal 2016.  Each director had the following number of stock options outstanding at January 28, 2017:  Mr. Bernikow: 25,000; Mr. Choper: 25,000; Mr. Kyees: 43,648; Mr. Mesdag: 15,000; Mr. Mooney: 25,000; Mr. Porter: 44,136; Mr. Presser: 25,000 and Ms. Ross: 15,000.

(3)	Mr. Holtzman received compensation from us pursuant to Employment and Chairman Compensation Agreement. See “Executive Chairman Compensation” below for additional information.
(4)	Ms. Ross received a cash payment of $5,000, paid in quarterly installments, to serve as Chair to the Company’s Interim Marketing Advisory Group.

Executive Chairman Compensation

As of August 7, 2014, Mr. Holtzman is compensated for his services pursuant to an Employment and Chairman Compensation Agreement.  Pursuant to that agreement, Mr. Holtzman serves as both an employee of the Company, reporting to the Board of Directors, and, as Executive Chairman, with the duties of the Chairman of the Board set forth in the Company’s Fourth Amended and Restated By-Laws.  The initial term of the agreement was for two years.  Commencing August 7, 2015, the agreement can be automatically extended for an additional one-year term on each anniversary date. Accordingly, the current expiration date of the agreement is August 7, 2018. As compensation, Mr. Holtzman receives an annual base salary of $24,000 for his employment services and an annual compensation of $372,750 for his services as Executive Chairman.  Sibson Consulting reviewed Mr. Holtzman’s compensation under this agreement and concluded that the total compensation was at the higher end of the range, when compared to our peer group.  The Compensation Committee reviewed the Sibson report and approved the agreement and compensation.

Subsequent to the end of fiscal 2016, on May 25, 2017, Mr. Holtzman and the Company entered into the First Amendment to the Employment and Chairman Compensation Agreement under which Mr. Holtzman’s annual compensation for his services as Executive Chairman was reduced from $372,750 to $200,000.

If we engage Mr. Holtzman’s services to assist us in a specific and significant corporate transaction or event, the Compensation Committee, at its discretion, has the right to grant Mr. Holtzman a bonus for his additional services.  No such bonus was granted during fiscal 2016.

Section 6.2(A) of our Fourth Amended and Restated By-Laws states that the Chairman of the Board is to preside at all meetings of the Board of Directors and stockholders of the Corporation and perform such other duties and functions as may from time to time be assigned by the Board of Directors.

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis provides a summary of our executive compensation philosophy and programs and discusses the compensation paid to our Chief Executive Officer  (“CEO”) and other named executive officers for fiscal 2016 (collectively, our “Named Executive Officers”).

Our Named Executive Officers for fiscal 2016 were:

➢	David A. Levin, President and CEO
➢	Peter H. Stratton, Jr., Senior Vice President, Chief Financial Officer and Treasurer
➢	Kenneth M. Ederle, Senior Vice President and Chief Merchandising Officer – Planning and Allocation
➢	Robert S. Molloy, Senior Vice President, General Counsel and Secretary
➢	Brian S. Reaves, Senior Vice President and Chief Sales Officer
➢	Derrick Walker, Former Senior Vice President and Chief Marketing Officer
➢	Nancy S. Youssef, Former Senior Vice President, International Business Development

Fiscal 2016 Highlights

We believe that the value of compensation awarded to our Named Executive Officers should be aligned with the performance of the Company and our compensation packages are aimed to achieve that at the target level.  To have a full understanding of our executives’ compensation in fiscal 2016, we have to look at the performance of the Company over the period from fiscal 2013 through fiscal 2016.  In fiscal 2013, we began a transformation process that replaced a majority of our legacy Casual Male XL stores with our DXL Men’s Apparel stores.  In total, over this four-year period, we opened 156 DXL stores and closed an aggregate of 225 Casual Male XL and Rochester Clothing stores, with our total store count decreasing by 69 stores. Essentially, over this four-year period we converted more than half of our store base.

From a financial perspective, due to the intensive capital requirements associated with our DXL conversion strategy, depreciation costs increased sharply over this four-year period. In fiscal 2012, before we initiated the roll-out, total depreciation and amortization costs were $15.5 million as compared to $30.6 million in fiscal 2016.  This substantial increase of over $15.0 million directly impacted the Company’s earnings. Despite the significant increase in depreciation, over this four-year period we improved our earnings each year, from a net loss of $(59.8) million in fiscal 2013 to a net loss of $(2.3) million in fiscal 2016.  Of note, fiscal 2013 included a charge of $51.3 million to establish a full valuation allowance against our deferred tax asset.  Adjusting for the full valuation allowance, to permit a better comparison, the net loss in earnings improved by $6.2 million from fiscal 2013 to fiscal 2016.

As a result of this increase in depreciation expense, Earnings before Income Taxes and Depreciation and Amortization (“EBITDA”), a non-GAAP measure, has been a key performance indicator as to how well our strategy is working for our business. Over the four-year period, EBITDA improved from $7.3 million in fiscal 2013 to $31.6 million in fiscal 2016.  In addition to EBITDA growth, we increased Sales, on a decreasing store base, and by the end of fiscal 2016 returned to generating positive free cash flow, enabling us to fund our store growth from operations as opposed to borrowings. Please see “Appendix A-Non-GAAP Financial Measures” for a reconciliation of Net Loss to EBITDA and Cash Flow from Operating Activities to Free Cash Flow.

The following charts illustrate the improvement in our business over this defined four-year transition period.

4 Years of Continuous Growth

*	EBITDA for fiscal 2013 and fiscal 2014 reflects EBITDA from continuing operations
**	Free Cash Flow is a Non-GAAP measure. See “Appendix A- Non-GAAP Financial Measures” for a reconciliation of Cash Flow from Operating Activities to Free Cash Flow.

Fiscal 2016 Executive Compensation Highlights

Our Named Executive Officers and the rest of the executive team were integral to the success of this transition.  As such, in fiscal 2013, the Compensation Committee approved the 2013-2016 Long-Term Incentive Plan (“2013-2016 LTIP”) and subsequently in fiscal 2014, as a result of the Board’s decision to slow down the transition, the 2016 Wrap-Around Plan (“2016 Wrap”). These plans were designed for the specific purpose of retaining and rewarding our executives during the transition to the DXL concept.

Because the 2013-2016 LTIP was a four-year plan intended to reward executives for performance during the transition, our executive team had no opportunity to earn any long-term performance-based incentive compensation in fiscal 2013, fiscal 2014 or fiscal 2015.

Therefore, when evaluating compensation for fiscal 2016, it is important to consider that fiscal 2016 represented the culmination of the past 4 years of transition. Further, fiscal 2016 was heavily weighted by the fact that it was a pivot year with respect to long-term performance plans, with the 2013-2016 LTIP and 2016 Wrap ending and the 2016-2017 LTIP beginning.  As such, total compensation as reflected in the Summary Compensation Table for fiscal 2016 includes (i) a partial performance-based award under the 2016 Wrap, which again represents a four-year performance period, that does not vest until fiscal 2017 and (ii) the grant of unearned awards associated with our 2016-2017 LTIP, which do not begin to vest until fiscal 2018.

On a comparative basis, the following table shows total compensation earned for each Named Executive Officer for fiscal 2016 as compared to fiscal 2015. Mr. Walker and Ms. Youssef are excluded from this table due to their terminations of employment.

Named Executive Officer	Fiscal 2016	Fiscal 2015	% Change (1)
David A. Levin	$2,132,001	$2,026,290	5.2%
Peter H. Stratton, Jr.	$629,989	$479,837	31.3%
Kenneth M. Ederle	$767,168	$638,967	20.1%
Robert S. Molloy	$698,522	$574,991	21.5%
Brian S. Reaves	$613,117	$515,288	19.0%
(1)

As discussed above, the increase in compensation for fiscal 2016 as compared to fiscal 2015 was principally due to the overlap of long-term incentives plans, with the grant of unvested awards earned under the 2016 Wrap and the grant of time-based awards under the 2016-2017 LTIP.  Offsetting this increase was the decrease in the percentage payout under the 2016 Annual Incentive Plan (“2016 AIP”) as compared to fiscal 2015.  See “Compensation Components, Fiscal 2016 Compensation Decisions, 2017 Annual Incentive Plan Targets and Long-Term Incentive Program.”  Messrs. Stratton and Molloy also received salary adjustments in fiscal 2016 of 25% and 3%, respectively, to align their base salary with our peer group.

Realizable Pay of CEO

Over the past four years, Mr. Levin has led our transformation to DXL and over that same period we have experienced significant EBITDA growth, which is a key metric for us while investing in our store base with its resulting increased depreciation costs.  The following chart shows our EBITDA growth over the past four years in relation to Mr. Levin’s compensation on both a Total Direct Compensation (“TDC”) basis, as reported in the Summary Compensation Table, and also on a Realized Pay basis.  Realized Pay reflects base salary, cash-based Annual Incentive Compensation and cash-based Long-Term Incentive earned, plus the value realized upon vesting of any Restricted Shares and Options exercised.  Again due to the fact that there was no opportunity to earn any long-term performance-based awards until the end of fiscal 2016, we believe it is more meaningful to analyze Mr. Levin’s compensation over this four-year period, as opposed to using a three-year average.  We believe that Mr. Levin’s compensation has been performance-driven and is in line with our Company’s growth.

Executive Compensation Philosophy and Objectives

Our Compensation Committee is responsible for establishing, implementing and continually monitoring adherence to our compensation philosophy, and ensuring that the total compensation we pay to our executives is fair, reasonable, competitive and consistent with the interests of the Company’s stockholders.  Our Compensation Committee’s compensation guiding principle is to reward our executives for the achievement of our primary business objectives: grow our market share within the Big & Tall retail industry, increase earnings and operating margins, complete the transformation to our DXL format through fiscal 2016 and, ultimately, increase stockholder returns through stock price gains arising from an increase in earnings and operating margins.

The Compensation Committee believes that the most effective executive compensation program is one designed to:

•	Attract, retain and engage the executive talent we need to deliver on our performance expectations;
•	Reward the achievement of specific annual, long-term and strategic goals through a combination of both cash and stock-based compensation;
•	Align our executives’ interests with those of our stockholders; and
•	Deliver a total compensation opportunity competitive with those available to similarly situated executives at our peer companies.

When reviewing compensation, the Compensation Committee evaluates the pay structure in two primary ways: “total cash compensation” and “total direct compensation.” Total cash compensation consists of an executive’s base salary and annual performance-based cash incentive award, which is tied to our annual performance targets.  Total direct compensation consists of total cash compensation plus target long-term incentive awards.  Our current long-term incentives are designed to reward the achievement of our long-term financial objectives, which we believe is aligned with stockholder returns.

Our executive compensation program is designed to balance the mix of short- and long-term compensation in order to ensure adequate base compensation and annual incentive opportunities to attract and retain executive talent, while providing meaningful incentives for our executives to create long-term value for our Company and our stockholders. Every year, we assess the effectiveness of our compensation plans and are continually working to strengthen our overall compensation program. We also evaluate the financial metrics that we use to measure performance and compare them to those used by our peers. Performance targets under our annual incentive plans may change year-to-year as a result of this continuous review.

Key Features of Our Executive Compensation Program

We believe that our executive compensation program includes key features that align the compensation for the Named Executive Officers with the strategic goals of the Company and interests of our shareholders.

What We Do	What We Don’t Do
✓ Focus on performance-based pay	✘ No guaranteed bonuses
✓ Balance short-term and long-term incentives	✘ No repricing of underwater options
✓ Use multiple targets for performance awards	✘ No hedging of Company stock
✓ Cap all incentive awards at 150% payout	✘ No tax gross up on severance payments
✓ Require “double-trigger” change-in-control provisions	✘ No active supplemental executive retirement plan
✓ Maintain a “claw-back” policy in employment agreements
✓ Seek to mitigate undue risk in compensation plans
✓ Utilize a compensation consultant
✓ Provide executives with very limited perquisites

Use of Compensation Consultants

The Compensation Committee has the authority to retain compensation consultants and other outside advisors, without Board or management approval, to assist in carrying out its duties, including the evaluation of compensation to be paid to our Named Executive Officers. The Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors.

The Compensation Committee periodically consults with Sibson Consulting, an independent firm which specializes in benefits and compensation, to advise the Compensation Committee on the structure and competitiveness of our executive compensation program compared to our peer group. The Compensation Committee has assessed the independence of Sibson Consulting and has concluded that no conflict of interest exists with respect to the services that Sibson Consulting performs for our Compensation Committee. Sibson Consulting did not provide any services to the Company other than with respect to the services provided to the Compensation Committee.

Sibson Consulting has worked with the Compensation Committee on updating and revising our current annual incentive and long−term incentive plans, which were most recently updated at the beginning of fiscal 2016.

In May 2017, the Compensation Committee authorized the Company to engage Korn Ferry Hay Group, an independent compensation consultant, to review the base salaries and annual incentive program as it pertains to our Senior Executives.  Because Mr. Levin’s compensation was recently reviewed by Sibson in fiscal 2014, his compensation was not reviewed by Korn Ferry Hay Group.  The Compensation Committee will review recommendations from Korn Ferry Hay Group once their study is complete.

Compensation Setting Process

CEO Compensation.  The Compensation Committee’s overall goal is for CEO total direct compensation, assuming incentive target payout levels, to fall within the median of our peer group.  This guideline may differ, however, depending on an individual’s qualifications, role content and scope, overall responsibility, past performance and experience, the demand for individuals with the executive’s specific expertise, the Company’s achievement of our financial objectives and the CEO’s contribution to such achievement, among other criteria.

The Compensation Committee is directly responsible for determining the compensation paid to our CEO.  The Compensation Committee, working with Sibson Consulting, compares each element of compensation to published survey data and proxy data from our peer group for executives with comparable positions and responsibilities.

Other Named Executive Officers.  For our senior executives other than our CEO, the Compensation Committee’s overall objective is to provide them with a competitive base salary that is within our peer median, while also providing them with an opportunity for short- and long-term compensation if our Company meets or exceeds its financial targets, such as EBITDA and operating margins.

Our CEO and our Senior Vice President of Human Resources are primarily responsible for determining the compensation paid to our other Named Executive Officers, subject to any input the Compensation Committee may provide.  For benchmarking purposes, several published industry compensation surveys are utilized when determining compensation packages for our other Named Executive Officers.  Through our subscriptions with PayFactors, Salary.com and the National Retail Federation, we have access to the latest compensation data, which includes both base salary and total compensation, inclusive of incentives. While these sites do not identify the specific companies included in the survey, we are able to access information based on industry, size, sales volumes, and regional area, among others. In general, we benchmark compensation against companies in the retail industry which are of similar size, based on comparative sales volumes. As mentioned above, in May 2017, at the request of the Compensation Committee, the Company engaged Korn Ferry Hay Group to complete a review of the base salaries and annual incentive compensation plan for our senior executives other than our CEO.  When recruiting for a senior management position, we will also benchmark against larger or more complex business structures to ensure we attract and retain the best talent to support future growth.  A combination of performance, achievement of goals and survey data, among other criteria, is used to determine each Named Executive Officer’s total direct compensation opportunity.  Like our CEO, our other Named Executive Officers are provided with a competitive base salary within our retail industry and are provided with an opportunity to earn performance awards each year which are primarily driven by our overall financial targets.  See “Compensation Components, Fiscal 2016 Compensation Decisions, 2017 Annual Incentive Plan Targets and Long-Term Incentive Program – Performance–based annual cash incentive plan” and “ – Long-term incentive plans.”

Our Peers

When determining peer companies for use in reviewing and establishing compensation for our Named Executive Officers, we focus primarily on public companies within the specialty retail apparel business with an objective of falling within the median of our peer group with respect to revenue and market capitalization.  In fiscal 2015, three peers were removed and not replaced until fiscal 2016.  In addition, in fiscal 2016 Sport Chalet, Pacific Sunwear and Wet Seal were also removed. In fiscal 2016, we replaced 5 of these peers with the addition of Sportman’s Warehouse, Tilly’s Inc., Boot Barn Holdings, Inc., Blue Nile and Build-A-Bear Workshop, Inc. Accordingly, the companies in the fiscal 2016 peer group are listed below.

•	bebe, inc.	•	Cato Group	•	MarineMax, Inc

•	Big 5 Sporting Goods	•	Christopher & Banks	•	Sportsman’s Warehouse

•	Blue Nile	•	Citi Trends	•	Tilly’s Inc.

•	Boot Barn Holding, Inc.	•	Destination Maternity	•	Zumiez, Inc.

•	The Buckle	•	Hibbett Sports

•	Build-A-Bear Workshop, Inc.	•	Kirkland’s, Inc.

Say-on-Pay Assessment

We carefully prepare this peer group so that, to the best of our ability, we compile a list of peers within the retail apparel industry, which is also important when comparing executive compensation to total shareholder return (“TSR”).  In order to develop an appropriate peer group, the range of revenue and market capitalization may be wider than that used by outside firms, including Institutional Shareholder Services (ISS), but we believe that having peers in the same markets, many with the same brick and mortar/ direct business model that we have, is a more reliable measure of how our stock performs against our peers in our retail apparel industry.  For example, an outside firm may include a company as a peer company that falls within the same Standard & Poor’s GICS code (“Global Industry Classification Standard”) with revenue and market capitalization that may be more in line with ours; however, that company’s business model, business risks, geographic locations, customer base and industry traffic trends have nothing in common with our Company and, as a result, it’s stock performance in relation to executive compensation is not comparable.

In evaluating Say-on-Pay performance, ISS uses Relative Degree of Alignment (RDA) as a measure.   RDA compares the percentile rank of a company’s CEO pay and TSR performance, relative to a comparison group of 12-24 companies selected by ISS on the basis of size, industry (the “GICS” code referred to above), market capitalization, and other factors, generally measured over a three-year period. While the ISS peer group may be appropriate to determine median compensation, relative to revenue and market capitalization, this same peer group is not always appropriate to compare for purposes of RDA.  For example, an internet-only, weight-loss company falls within the same GICS code as us but clearly has a distinctively different business model than we do and would not be affected by the same trends that affect retail apparel.

For illustration purposes, the following chart shows the industry classification under GICS.  ISS chooses its peers for us from the broader “2550 Retailing” industry classification as opposed to the more defined sub-industries of “Apparel Retail” or “Specialty Stores.”   Retailers across the apparel industry have been significantly impacted over the past nine months by not only macroeconomic and political issues but also by a shift in consumer behavior resulting in an overall decrease in traffic and discretionary spending on apparel.  After the 2016 holiday season, many apparel retailers filed bankruptcy or announced restructurings, store closures and liquidations.  As a result, the shareholder returns of the retail apparel industry, as a whole, are down.   In contrast, other types of retailers, such as automotive part retailers, may not be affected by the same trends as apparel retailers.

The following is an excerpt of Standard & Poor’s Industry Classification which shows the broad range of companies that would fall under the generic Retailing GICS that would not necessarily be an appropriate peer for purposes of measuring RDA:

2550 Retailing	255010-Distributors	25501010-Distributors
	255020-Internet & Direct Marketing Retail	25502020-Internet & Direct Marketing Retail
	255030-Multiline Retail	25503010-Department Stores
25503020-General Merchandise Stores
	255040-Specialty Retail	25504010-Apparel Retail
25504020-Computer & Electronics Retail
25504030-Home Improvement Retail
25504040-Specialty Stores
25504050-Automotive Retail
25504060-Homefurnishing Retail

When using our Company-defined peer group to calculate RDA, we would fall within an acceptance range indicating a low area of concern for CEO compensation. Given the current volatile retail environment, where many retailers have been affected by the overall softness in store traffic, we have performed well against our peers in terms of Sales, EBITDA and cash flow growth.  Our 3-year total shareholder return, while down 12.9%, is not outside the range of performance by our peers.  Using a similar presentation to ISS’s RDA model that was used in last year’s ISS Proxy Research Report, below is a chart that plots the annualized 3-year performance and pay rankings for us, as well as our Company-defined peer group, based on publicly-available information.  This chart shows that among our peer group, we fall within the corridor (denoted by gray) of acceptable Pay Rank to Performance Risk.

Relative Pay Rank (using Company-defined Peers)

Say-on-Pay Vote

At our 2011 Annual Meeting, stockholders voted on a non-binding advisory proposal as to the frequency with which we should conduct an advisory vote on executive compensation (a "say-on-pay proposal"). At that meeting, and in accordance with the recommendation of our Board of Directors, 93.5% of votes cast voted for the “one-year” frequency for advisory votes on executive compensation and we have held such vote every year.  At our 2017 Annual Meeting, our stockholders will have another opportunity to vote on the "say-on-pay" frequency proposal.

At our 2016 Annual Meeting, stockholders had an opportunity to cast a non-binding advisory vote on executive compensation as disclosed in the 2016 Proxy Statement. Of the votes cast on the say-on-pay proposal, 88.5% voted in favor of the proposal. The Compensation Committee considered the results of the 2016 advisory vote and believes that it affirms stockholders' support of our approach to executive compensation, namely to align short- and long-term incentives with the Company’s financial performance as we continue to convert to the DXL format. We will continue to consider the outcome of subsequent say-on-pay votes when making future compensation decisions for our executive officers.

Risk Assessment

We believe that our compensation programs do not provide incentives for unnecessary risk taking by our employees. Our employment agreements with each of our Named Executive Officers include a “claw-back” provision that permits us to demand full repayment of all amounts paid to the executive in the event we learn, after the executive’s termination, that the executive could have been terminated for “justifiable cause.”  Our emphasis on performance-based annual and long-term incentive awards is also designed to align executives with preserving and enhancing shareholder value. Based on these considerations, among others, we do not believe that our compensation policies and practices create risks that are likely to have a material adverse effect on our Company.

Compensation Components, Fiscal 2016 Compensation Decisions, 2017 Annual Incentive Plan Targets and Long-Term Incentive Program

We believe that our executive compensation policies and practices appropriately balance the interests of our executives with those of our stockholders. Our executive compensation philosophy emphasizes the shared responsibility of our executive officers for the

Company’s financial performance. Accordingly, the compensation of our Named Executive Officers, in particular our CEO, is heavily weighted toward “at risk,” performance-based compensation.

The primary components of compensation for our Named Executive Officers include base salary (“fixed compensation”) annual performance-based cash incentives and long-term incentives (“at-risk compensation”). The annual weight of each component leads to the following allocation of potential compensation that each executive can earn.

The components of executive compensation are as follows:

•	Base salary

Base salary represents the fixed component of an executive’s annual compensation.  In order to be competitive in the marketplace and attract the top executive talent, we believe that it is important that our base salary be competitive, generally falling within the median of our industry peers.

Base salaries are reviewed annually and adjustments are influenced by our performance in the previous fiscal year and the executive’s contribution to that performance. The executive’s performance is measured by various factors, including, but not limited to, achievement of specific individual and department goals.  Additionally, adjustments may consider an individual’s promotion that may have occurred during the fiscal year, and any modifications in the individual's level of responsibility.

As mentioned above, the Compensation Committee reviews our CEO’s overall compensation and expects the CEO’s base salary to fall in a range that is within the peer median, with approximately one-third of his total direct compensation to be in the form of base salary.  In making base salary decisions for our other Named Executive Officers, our CEO, working with our Senior Vice President of Human Resources, relies on published industry compensation surveys and targets the market median range.  Any recommended change in the base salary of our other Named Executives Officers is subject to the review and approval of the Compensation Committee.

Mr. Levin’s total direct compensation was most recently reviewed by Sibson Consulting in May 2014, at which time the Compensation Committee determined no adjustments were needed. The Compensation Committee believes that Mr. Levin’s salary continues to be competitive and within our peer median.

The following is a summary of each Named Executive Officer’s base salary, as of each fiscal year’s annual review:

	Fiscal 2017	Fiscal 2016	% change
David A. Levin (1)	$811,200	$811,200	—
Peter H. Stratton, Jr. (2)	$370,000	$355,000	4%
Kenneth M. Ederle	$390,000	$390,000	—
Robert S. Molloy	$345,000	$345,000	—
Brian S. Reaves	$300,000	$300,000	—
(1)	Mr. Levin has not received an increase in base salary since fiscal 2010. Any increase in total direct or realized compensation has resulted from performance-based incentive programs.
(2)	Mr. Stratton received a salary adjustment of 4% for fiscal 2017 to align his base salary within the 50th percentile of our peer group.

Performance-based annual cash incentive plan (AIP)

The Compensation Committee believes that a substantial portion of each Named Executive Officer’s compensation should tie directly to our Company’s financial performance.  Our AIP provides for an annual performance-based cash incentive opportunity for all executives as well as select non-executive employees.  The Compensation Committee believes that an executive’s annual compensation package should include a cash incentive component to provide an additional incentive for the executive to help the Company achieve its annual financial goals, which ultimately benefits our stockholders.

Mr. Levin’s participation in the annual incentive plan is at 100% of his annual salary, whereas our other Named Executive Officers participate at 40% of their respective salaries.

2016 AIP

The metrics for achievement under our 2016 AIP reflected the Company’s primary financial goals of increasing top line revenues while protecting merchandise margin and managing expenses. In addition, sales per square foot and comparable sales from our DXL stores were determined to be key metrics for our long-term profitability.

Our established targets for achieving a payout under the 2016 AIP show the rigor of our incentive compensation plans.   Our sales target of $469.1 million represented an increase of 6.1% from actual sales in fiscal 2015 of $442.2 million, and our EBITDA target of $33.5 million represented a 43.8% increase over actual EBITDA in fiscal 2015.

The 2016 AIP targets approved by the Compensation Committee and actual results against these targets are as follows:

2016 Annual Incentive Plan

	Metric	Award % Attributable to Target	Minimum/Maximum Potential Payout	2016 Target	2016 Actual	Payout %
Target 1	Sales	25.0%	100% payout at set target, with 50% payout at 98.1% of set target and 150% payout at 101.9%.	$469.1 million	$450.3 million	—
Target 2	EBITDA	30.0%	100% payout out at set target, with 50% payout at 91.0% of set target and 150% payout at 108.9%.	$33.5 million	$31.6 million	68.3%
Target 3	Merchandise Margin	15.0%	Target must be achieved for a minimum payout of 100%, with 125% payout at 102.7% of target and 150% of payout at 105% of target.	**	60 basis points above minimum	112.1%
Target 4	DXL Comparable Sales	15.0%	100% payout at set target, with 50% payout at 76.5% of target and 150% of payout at 123.5% of target.	7.7%	2.4%	—
Target 5	DXL Sales per Square Foot	15.0%	100% payout at set target, with 50% payout at 97.7% of target and 150% of payout at 102.3%.	$188	$180	—

** Merchandise margin is a component of gross margin, net of occupancy costs and is not disclosed because we believe it would be a competitive disadvantage to disclose.

These targets were derived from the Company’s operating plan for fiscal 2016 and the Compensation Committee believed that it was possible, within an approximate 50% probability, to meet or exceed each of the targets.  As a result of achieving some of the performance targets for fiscal 2016, as shown above, on March 31, 2017 the Compensation Committee approved a cash bonus payout of 37.3% under the 2016 AIP and the total cash award paid to 110 participants was approximately $1.6 million, with $607,462 of that amount being paid to the Named Executive Officers (including the payments made as severance to the two former executives).  For comparison purposes, the following is the actual amounts earned by our Named Executive Officers under our 2016 AIP and 2015 AIP:

Named Executive Officer	Fiscal 2016 Actual Payout	Fiscal 2015 Actual Payout
David A. Levin	$302,578	$1,012,378
Peter H. Stratton, Jr.	$50,154	$142,272
Kenneth M. Ederle	$58,188	$190,848
Robert S. Molloy	$51,072	$167,232
Brian S. Reaves	$44,760	$149,760
Derrick Walker (1)	$44,760	$149,760
Nancy S. Youssef (1)	$55,950	$—
(1)	Mr. Walker and Ms. Youssef’s employments terminated on January 20, 2017; however, they received the amounts they would have earned under the 2016 AIP as part of their severance.

2017 AIP

For fiscal 2017, we modified the metrics for achievement under the 2017 AIP to mirror our primary objectives of growing our customer base through a revitalized marketing program and maintaining a strong liquidity position by continuing to improve cash flow.  With a substantial number of DXL stores now open, a key area of focus for fiscal 2017 is the growth of our direct business, which has remained relatively constant over the past few years.  In addition, customer acquisition and customer retention are a key objective for fiscal 2017, which, if successful, will also drive sales and EBITDA.  Lastly, in fiscal 2016, we began an inventory optimization project, which has helped us reduce inventory levels and, as it continues into fiscal 2017, we expect to result in improved Free Cash Flow.  With these key objectives in mind, we added direct comparable sales, customer counts and free cash flow as metrics to the 2017 AIP to reward performance on these 2017 goals, but we believe will also benefit long-term growth.

The 2017 AIP financial targets and metrics approved by the Compensation Committee are as follows:

2017 Annual Incentive Plan

	Metric	Award % Attributable to Target	Minimum/Maximum Potential Payout
Target 1	Sales	20.0%	100% payout at set target, with 50% payout at 98.9% of set target and 150% payout at 102.1% of target
Target 2	Adjusted EBITDA	20.0%	100% payout at set target, with 50% payout at 88.9% of set target and 150% payout at 111.1% of target
Target 3	Merchandise Margin	20.0%	Target must be achieved for a minimum payout of 100%, with 125% payout at 102.2% of target and 150% of payout at 104.2% of target.
Target 4	Free Cash Flow	20.0%	100% payout at set target, with 50% payout at 85.7% of target and 150% payout at 114.3% of target
Target 5	Direct comparable sales	10.0%	100% payout at set target, with 50% payout at 65.5% of target and 150% payout at 134.5% of target
Target 6	Customer Counts	10.0%	100% payout at set target, with 50% payout at 99.0%% of target and 150% of payout at 101.0% of target

The Compensation Committee believes that it is possible to meet or exceed the targets set for fiscal 2017. The established targets are intended to be achievable within an approximate 50% probability as a result of executing our operating plan.  The target levels are derived from our annual operating plan and budget for the fiscal year.  The operating plan and budget set forth our internal goals and objectives for our growth and development, and we expect that achieving these goals and objectives will require substantial efforts by the entire Company.  As a result, the likelihood of achieving the 2017 targets reflects the challenges inherent in achieving the goals and objectives in the operating plan and budget.  The Compensation Committee considered the likelihood of achieving the target levels when approving the target amount, including historical achievement by our executive officers.

Assuming we achieve 100% of the above targets for fiscal 2017, we estimate that the total potential payout under the 2017 AIP would be approximately $4.2 million, of which $1.4 million would be paid to our Named Executive Officers as set forth below, and the remaining amount would be paid to the approximately 107 other participants.

Named Executive Officer	Fiscal 2017 Potential Payout at Target
David A. Levin	$811,200
Peter H. Stratton, Jr.	$146,200
Kenneth M. Ederle	$156,000
Robert S. Molloy	$138,000
Brian S. Reaves	$120,000
•	Long-term incentive plans

Long-term incentive plans (“LTIPs”) are an important component of our executive compensation program, as they are designed to align the interests of our executives with those of our stockholders to create long-term value and to promote long-term retention of our executives.  Since the Company adopted its first LTIP in 2008, the Compensation Committee has not made annual discretionary grants of stock options or other equity-based awards.

2013-2016 Long-Term Incentive Plan (“LTIP”)

In 2013, the Compensation Committee approved the 2013-2016 LTIP, which was designed for the specific purpose of retaining and rewarding our executives for the efforts required for the Company to transition to the DXL concept, which was originally expected to be four years.  In 2013, each participant was granted an unearned and unvested award equal to four times their annual salary multiplied by their long-term incentive program percentage, which was 100% for the CEO and 70% for our other Named Executive Officers (the “Projected Benefit Obligation”).  This award consisted of a combination of restricted stock, stock options and cash.  Of the total award, 50% is subject to time-based vesting and 50% is subject to performance-based vesting.

The time-vested portion of the award (half of the shares of restricted stock, options and cash) vested in three installments with 20% at the end of fiscal 2014, 40% at the end of fiscal 2015 and the remaining 40% at the end of fiscal 2016.

For the performance-based portion of the award to vest, the Company had to achieve revenue of at least $600 million and an operating margin of not less than 8.0% for the participants to receive 100% vesting of the performance-based portion of the Projected Benefit Amount. If the Company did not meet the performance target at the end of fiscal 2016, but the Company was able to achieve revenue equal to or greater than $510 million at the end of fiscal 2016 and the operating margin was not less than 8.0%, then the participants would receive a pro-rata portion of the performance-based award based on minimum sales of $510 million (50% payout) and $600 million (100% payout).

The targets for the performance-based portion of the awards were based on having an estimated 215 to 230 DXL stores open by the end of fiscal 2015.  At the beginning of fiscal 2014, however, the Board approved a strategic change to slow the timing of the transition, which it expected would improve the Company’s liquidity position during the transition while still achieving a successful rollout, although over a longer time period.  In light of the strategic shift and the reduced number of DXL stores expected to be opened during the rollout, it became clear that the performance component of the 2013-2016 LTIP would most likely not be achievable.  As a result, the participants in the 2013-2016 LTIP would likely have no opportunity to earn any performance-based compensation for four years, during which time we significantly transitioned the Company to the DXL concept.

The Compensation Committee did not want to penalize the participants as a result of this strategic shift.  After consultation with Sibson Consulting, in late 2014, the Compensation Committee established a supplemental plan, the “Wrap-Around Plan,” that existed at the same time as the 2013-2016 LTIP, but was only triggered at the end of fiscal 2016 when there was no payout on the performance component of the 2013-2016 LTIP, as further described below.

Wrap-Around Plan

The Wrap-Around Plan (“2016 Wrap”) was a supplemental, performance-based incentive plan that became effective at the end of fiscal 2016 when the Company did not meet the performance targets set forth above in the 2013-2016 LTIP.  The performance targets under the 2016 Wrap reflected the Company’s forecasted operating results for fiscal 2016 given the revised store roll-out.

Under the 2016 Wrap, if the target performance metrics for fiscal 2016 were met, participants were eligible to receive a payout equal to 80% of the dollar value of the performance-based compensation that they were eligible to receive under the 2013-2016 LTIP.   The following is a summary of the Performance Targets under the 2016 Wrap with actual performance achieved.

Award Metrics	Weight of each Metric	Threshold 50%	Target 80%	Maximum 100%	Actual Performance Achieved
EBITDA*	50%	$32.0 million	$39.7 million	$47.6 million	$32.2 million
Sales	50%	$478.2 million	$492.3 million	$506.8 million	$450.3 million

* EBITDA, as defined in the 2016 Wrap, was calculated prior to any expense incurred in fiscal 2016 for the payout of the 2016 Wrap, in accordance with its definition.

The minimum threshold for the Sales target was not achieved but the Company did achieve its EBITDA target at a payout of 50.6%.  Accordingly, subsequent to year-end, in the first quarter of fiscal 2017, the Compensation Committee of the Board of Directors approved awards totaling $2.3 million, with a grant date of March 20, 2017.  On that date, the Company granted shares of restricted stock, with a fair value of approximately $1.0 million and cash awards totaling approximately $1.3 million.  All awards will vest on the last day of the second quarter of fiscal 2017.

The 2016 Wrap also contained a Share Price Bonus, pursuant to which if the closing price on the date earnings for fiscal 2016 were publicly released were $6.75 or higher, there was a potential to earn a share price bonus of 20% to 30% of the portion of the award to be settled in shares of restricted stock.  Because the stock price of the Company was below $6.75 per share on March 20, 2017, no Share Price Bonus was awarded.

The following table illustrates: (1) the total potential cumulative value to each of the Named Executive Officers over the term of the 2013-2016 LTIP assuming that the Company had been able to achieve the performance targets and, therefore, the 2016 Wrap did not become effective and (2) the actual value of awards earned, based on fair value on the date of grant, under the 2013-2016 LTIP and 2016 Wrap, as a result of the performance targets under the 2016 Wrap being partly achieved:

	Potential Payout under 2013-2016 LTIP (assuming time-based and performance-based targets are met)			Actual Awards Earned under 2013-2016 LTIP (time-based) and Wrap-Around Plan (performance-based)
Named Executive Officer	Value of time-vested awards(cash and equity)	Value of unearned performance-based awards (cash and equity)	Total potential payout under 2013-2016 LTIP	Value of time-vested awards(cash and equity) under 2013-2016 LTIP	Value of performance-based awards under 2013-2016 LTIP	Value of performance-based awards under the Wrap-Around	Total actual payout under 2013-2016 LTIP with Wrap-Around
David A. Levin	$1,622,400	$1,622,400	$3,244,800	$1,622,400	$—	$410,468	$2,032,868
Peter H. Stratton, Jr.	$280,000	$280,000	$560,000	$280,000	$—	$70,840	$350,840
Kenneth M. Ederle	$455,000	$455,000	$910,000	$455,000	$—	$115,116	$570,116
Robert S. Molloy	$455,000	$455,000	$910,000	$455,000	$—	$115,116	$570,116
Brian S. Reaves	$385,000	$385,000	$770,000	$385,000	$—	$97,406	$482,406

(1)	Mr. Walker and Ms. Youssef are not included because they forfeited awards as a result of termination.

New LTIP

On March 15, 2016, with the 2013-2016 LTIP and 2016 Wrap expiring at the end of fiscal 2016, the Compensation Committee approved the Destination XL Group, Inc. Long-Term Incentive Plan, as amended and restated on February 1, 2017 (the “New LTIP”).

As the Company continues with the DXL concept beyond the initial implementation/roll-out phase, the Compensation Committee has adopted the New LTIP to continue to align the Company with the best practices of similar long-term incentive plans of its peers. The New LTIP will continue to support the Company’s ongoing efforts to attract, retain and develop exceptional talent and enable it to provide incentives directly linked to the Company’s short- and long-term objectives as well as increased shareholder value.

Under the terms of the New LTIP, each year the Compensation Committee will establish performance targets which will cover a two-year performance period (each a “Performance Period”), thereby creating overlapping Performance Periods.  Each participant in the plan will be entitled to receive an award based on that participant’s “Target Cash Value” which is defined as the participant’s annual base salary (on the participant’s effective date) multiplied by his or her long-term incentive program percentage, which is 100% for the Company’s executive officer, 70% for its senior executives and 25% for other participants in the plan.  Because of the overlapping two-year Performance Period, the Target Cash Value for any award is based on one year of annual salary, as opposed to two years, to avoid doubling compensation in any given fiscal year.

For each participant, 50% of the Target Cash Value is subject to time-based vesting and 50% is subject to performance-based vesting.  In addition to being subject to forfeiture, the time-vested portion of the award vests in two installments with 50% of the time-vested portion vesting on April 1 following the fiscal year end which marks the end of the applicable Performance Period and 50% vesting on April 1 the succeeding year. The performance-based vesting is subject to the achievement of the performance target(s) for the applicable Performance Period. Any performance award granted will vest on August 31 following the end of the applicable Performance Period.  There is no opportunity to earn any performance-based awards in the first year of a performance period.

The Compensation Committee believes that a two-year performance period with a subsequent six-month holding period is appropriate.  While a 3-year performance period may be appropriate in the future, in the near term we believe that setting 2-year performance goals, with a subsequent 6 month vesting, is more meaningful because we are still building our DXL concept, retail and direct, and we are continually adjusting as we learn more about our DXL customers.  In addition, given the current volatile retail apparel environment, we have to be able to react quickly to changes in consumer behavior.  Given the volatility in our industry and our transition to the DXL concept, we are not comparable to a mature company in a stable industry, and to set long-term metrics beyond a 2-year period would not provide the flexibility the Compensation Committee desires to provide meaningful performance targets. For instance, as discussed below, for the 2016-2017 performance period, we established a Cash-Over-Cash Return metric as a performance goal for fiscal 2017 to reflect the rigorous cash flow hurdle that every store opening has to meet.   In line with our long-term objective to grow our direct business, under the 2017-2018 performance period, we chose a Modified Return on Invested Capital metric to encompass every capital dollar spent, not just capital specific to store growth.

2016-2017 Performance Period

On March 15, 2016, the Compensation Committee established two performance targets for the 2016-2017 Performance Period under the New LTIP (the “2016-2017 LTIP”), each weighted 50%, and further approved that all awards under the 2016-2017 LTIP would be issued in restricted stock units.  The performance targets for fiscal 2017 are:

➢	EBITDA for fiscal 2017, defined as earnings before interest, taxes, depreciation and amortization (minimum threshold 85% of target; maximum award 115% of target).
➢

DXL Comparable Store Marginal Cash-Over-Cash Return, defined as the aggregate of each comparable DXL store’s four-wall cash flow for fiscal 2017 divided by the aggregate capital investment, net of any tenant allowance, for each comparable DXL store (minimum threshold 92% of target; maximum award 108% of target).

As mentioned above, with the substantial new store growth over the past three years, our depreciation costs have increased sharply, which has a short-term impact on net income (loss) and, therefore, EBITDA was a more meaningful measure to determine how well our DXL concept was performing.  Due to its importance in measuring our performance, there is some overlap between our short-term and long-term metrics as it relates to EBITDA.

2017-2018 Performance Period

On March 31, 2017, the Compensation Committee established two performance targets under the LTIP (the “2017-2018 LTIP”), each weighted 50%.  The performance targets for fiscal 2018 are:

➢	Total Company Comparable Sales and will be measured based on a two-year stack, which is the sum of the Total Company Comparable Sales for fiscal 2017 and fiscal 2018.
➢	Modified ROIC, which is defined as Operating Income divided by Invested Capital (Total Debt plus Stockholders’ Equity and excludes any deduction of Cash).

For the 2017-2018 Performance Period, the metrics selected complement our current initiatives to drive sales through increased customer acquisition and retention.  In addition, as our initial store roll-out is complete, we remain diligent in ensuring that any capital invested in the growth of our DXL brand will meet our expected levels of return.

The Compensation Committee believes that our performance metrics under the LTIPs are rigorous and are established with the expectation that they have a 50% probability of being achieved.  To achieve them will require a great deal of focus and effort, which will benefit shareholders and participants alike.

As with our AIP, we will disclose our targets under these plans once the respective performance period has ended.

The following table illustrates the components of the LTIP with the respective vesting dates, illustrating that the time-based portion of the LTIP is truly a retention tool:

			Vesting of Awards by Fiscal Year:
		% of
Approval date	Performance Period	total award	Fiscal 2016	Fiscal 2017	Fiscal 2018	Fiscal 2019	Fiscal 2020
3/15/2016	2016-2017 LTIP
	Time-Based Awards, vests April 1, subject to forfeiture	50%	0%	0%	50%	50%	0%
	Performance-Based Awards- vests August 31, if achieved	50%			100%

3/31/2017	2017-2018 LTIP
	Time-Based Awards, vests April 1, subject to forfeiture	50%	—	0%	0%	50%	50%
	Performance-Based Awards- vests August 31, if achieved	50%				100%
•	Discretionary Cash and Equity Awards

There were no discretionary cash or equity awards granted to our Named Executive Officers in fiscal 2016.

In particular circumstances, we also utilize cash signing bonuses and equity-based awards when certain employees join the Company.

•	Other Compensation

In addition to our life insurance programs available to all of our employees, we also pay the insurance premium for an additional $2.0 million life insurance policy for Mr. Levin to the benefit of his designated beneficiaries.

We offer our senior executives, including our Named Executive Officers, supplemental disability insurance and long-term care and pay a portion of the premiums, which we do not do for our other employees.

Our Named Executive Officers also receive benefits under certain group health, long-term disability and life insurance plans, which are generally available to all of our eligible employees.

After six months of service with us, all of our employees, including our Named Executive Officers, are eligible to participate in our 401(k) Plan and after one year of employment, are eligible to receive a Company match.  For fiscal 2016, we matched 100% of the first 1% of deferred compensation and 50% of the next 5% (with a maximum contribution of 3.5% of eligible compensation).  Benefits under these plans are not tied to corporate performance.

•	Termination Based Compensation

We have employment agreements with our CEO and all of our other Named Executive Officers.  Upon termination of employment, each executive is entitled to receive severance payments under his/her employment agreement(s) in the event of a termination without justifiable cause.  These employment agreements are discussed in detail below in the section “Employment Agreements” following the “Summary Compensation Table.”  Our employment agreements do not contain any tax gross-ups pursuant to Section 280(g) of the Internal Revenue Code.

•	Tax Implications

Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million in any fiscal year is limited and is not deductible by the Company for federal income tax purposes unless the compensation qualifies as "performance-based compensation" under Section 162(m).  The Compensation Committee will consider whether a form of compensation will be deductible under Section 162(m) in determining executive compensation, though other factors will also be considered.  The Compensation Committee may authorize compensation payments that do not comply with the exemptions to Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Company, have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
Willem Mesdag, Chairman*
John E. Kyees *
George T. Porter, Jr.
Ward K. Mooney

* Mr. Mesdag replaced Mr. Porter as Chairman of the Compensation Committee on February 2, 2017.  Mr. Kyees was a member of the Compensation Committee until February 2, 2017 and participated in the review and discussions relating to compensation for fiscal 2016 referred to in the Compensation Discussion and Analysis.

Summary Compensation Table.  The following Summary Compensation Table sets forth certain information regarding compensation paid or accrued by us with respect to our "Named Executive Officers" for fiscal 2016.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1) (2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	All Other Compensation ($)(4)	Total ($)
David A. Levin	2016	$811,200	—	$610,834	$670,052	$39,915	$2,132,001
President and Chief Executive	2015	$811,200	—	—	$1,174,618	$40,472	$2,026,290
Officer	2014	$811,200	—	—	$936,693	$40,470	$1,788,363

Peter H. Stratton, Jr.	2016	$333,462	—	$157,649	$113,574	$25,305	$629,989
Senior Vice President, Chief	2015	$285,000	—	—	$170,272	$24,565	$479,837
Financial Officer and Treasurer	2014	$257,443	—	—	$127,462	$24,347	$409,252

Kenneth M. Ederle	2016	$390,000	—	$194,058	$161,246	$21,864	$767,168
Senior Vice President and Chief	2015	$380,769	—	—	$236,348	$21,850	$638,967
Merchandising Officer -	2014	$343,269	—	—	$172,463	$21,662	$537,394
Planning and Allocation
Robert S. Molloy	2016	$341,923	—	$174,808	$154,130	$27,661	$698,522
Senior Vice President, General	2015	$335,000	—	—	$212,732	$27,259	$574,991
Counsel and Secretary	2014	$332,308	—	—	$163,878	$27,486	$523,672

Brian S. Reaves	2016	$300,000	—	$153,703	$131,963	$27,452	$613,117
Senior Vice President and	2015	$300,000	—	—	$188,260	$27,028	$515,288
Chief Sales Officer	2014	$293,269	—	—	$141,588	$27,219	$462,076

Derrick Walker	2016	$294,231	—	$105,000	$—	$408,891	$808,122
Former Senior Vice President and
Chief Marketing Officer

Nancy S. Youssef	2016	$367,789	—	$131,250	$—	$329,431	$828,470
Former Senior Vice President,
International Business Development
(1)

The amounts reflect the fair value, as of grant date, of awards computed in accordance with FASB ASC Topic 718, and not the actual amounts paid to or realized by the Named Executive Officers during the applicable fiscal year.  Additional information regarding the assumptions used to estimate the fair value of awards is included in Note A to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

(2)

The amounts shown in the Stock Award column represent the fair value, as of grant date, of (a) time-based restricted stock units (RSUs) granted pursuant to the 2016-2017 LTIP and (b) unvested restricted stock awards (RSAs) related to the partial achievement of performance targets under the 2016 Wrap. See “2016 Stock Awards Compensation” for a breakdown of the stock awards.  See “Grants of Plan-Based Awards” for more information regarding these equity awards.

The fair value associated with the performance-based component of the equity awards granted under the 2016-2017 LTIP is determined based on the probable outcome of the performance conditions as of the service-inception date.  Because the achievement of the performance targets under the 2016-2017 LTIP was not deemed probable as of the service-inception date, no value was attributed to the performance-based portion of these awards.  The following reflects the fair values of the performance-based portion of the 2016-2017 LTIP assuming the highest level of performance conditions will be achieved for each of the Named Executive Officers:

David A. Levin	$608,400
Peter H. Stratton, Jr.	$183,344
Kenneth M. Ederle	$204,750
Robert S. Molloy	$175,875
Brian S. Reaves	$157,500
Derrick Walker	$157,500
Nancy S. Youssef	$196,875

As a result of Mr. Walker and Ms. Youssef’s terminations of employment on January 20, 2017, each received the cash value of $30,287 and $37,897, respectively, for the pro-rata portion of time-based RSUs that would have vested had Mr. Walker and Ms. Youssef been employed as of the first vesting date, the remaining RSUs were forfeited.  These amounts are excluded in the amount of severance reported in the All Other Compensation column.

(3)

Represents cash awards earned under the 2016 AIP, the time-vested cash portion of the 2013-2016 LTIP and the cash portion of the 2016 Wrap.  See “2016 Non-Equity (Cash) Incentive Plan Compensation” below for additional detail.

(4)	See table “All Other Compensation” below for a breakdown of 2016 amounts reflected in this column.

The following table is a supplement to the Summary Compensation Table and provides a breakdown of the non-equity incentive-based awards earned by each Named Executive Officer in fiscal 2016.

2016 Non-Equity (Cash) Incentive Plan Compensation

	2013-2016 Long-Term Incentive Plan (1)	2016 Wrap-Around Plan (2)	Annual Incentive Plan (3)	Totals Non-Equity Incentive Plan Compensation
David A. Levin	$162,240	$205,234	$302,578	$670,052
Peter H. Stratton, Jr.	$28,000	$35,420	$50,154	$113,574
Kenneth M. Ederle	$45,500	$57,558	$58,188	$161,246
Robert S. Molloy	$45,500	$57,558	$51,072	$154,130
Brian S. Reaves	$38,500	$48,703	$44,760	$131,963
Derrick Walker (4)	$—	$—	$—	$—
Nancy S. Youssef (4)	$—	$—	$—	$—

(1)

Each Named Executive Officer, with the exception of Mr. Walker and Ms. Youssef, earned 40% of the time-based portion of the cash award under the 2013-2016 LTIP in fiscal 2016.  Nothing was earned with respect to the performance-based portion of the cash award under the 2013-2016 LTIP in fiscal 2016.  See “Compensation, Discussion and Analysis-Compensation Components, Fiscal 2016 Compensation Decisions, 2017 Annual Incentive Plan Targets and Long-Term Incentive Program-Long-term incentive plans-2013-2016 Long-Term Incentive Plan”

(2)

Under the 2016 Wrap, 50% of any award earned was payable in cash, subject to further vesting through July 29, 2017.  See “Compensation, Discussion and Analysis-Compensation Components, Fiscal 2016 Compensation Decisions, 2017 Annual Incentive Plan Targets and Long-Term Incentive Program-Long-term incentive plans-Wrap-Around Plan.”

(3)

Each Named Executive Officer, with the exception of Mr. Walker and Ms. Youssef, earned a cash bonus under the 2016 AIP. See “Compensation, Discussion and Analysis-Compensation Components, Fiscal 2016 Compensation Decisions, 2017 Annual Incentive Plan Targets and Long-Term Incentive Program” for more information about the payouts under the 2016 AIP.

(4)

As a result of Mr. Walker and Ms. Youssef’s terminations of employment on January 20, 2017, their respective awards under the 2013-2016 LTIP, 2016 Wrap and 2016-2017 LTIP were forfeited. As part of their severance, Mr. Walker and Ms. Youssef received a cash payment which approximated the portion of awards under these programs that would have vested or been earned had they been employed at the end of the fiscal year.

The following table is a supplement to the Summary Compensation Table and provides a breakdown of the stock awards granted to each Named Executive Officer in fiscal 2016.

2016 Stock Awards Compensation

Name	2016 Wrap-Around Plan (1)	2016-2017 LTIP (2)	Total Stock Awards
David A. Levin	$205,234	$405,600	$610,834
Peter H. Stratton, Jr.	$35,420	$122,229	$157,649
Kenneth M. Ederle	$57,558	$136,500	$194,058
Robert S. Molloy	$57,558	$117,250	$174,808
Brian S. Reaves	$48,703	$105,000	$153,703
Derrick Walker (3)	$—	$105,000	$105,000
Nancy S. Youssef (3)	$—	$131,250	$131,250
(1)

Under the 2016 Wrap, 50% of any award earned was payable in shares of restricted stock, subject to further vesting through July 29, 2017.  See “Compensation, Discussion and Analysis-Compensation Components, Fiscal 2016 Compensation Decisions, 2017 Annual Incentive Plan Targets and Long-Term Incentive Program-Long-term incentive plans-Wrap-Around Plan.”

(2)

Under the 2016-2017 LTIP, on April 16, 2016, each Named Executive Officer received a grant of unvested time-based RSUs, which will vest in two tranches with the first 50% vesting on April 1, 2018 and the remaining 50% vesting on April 1, 2019.   See “Compensation, Discussion and Analysis-Compensation Components, Fiscal 2016 Compensation Decisions, 2017 Annual Incentive Plan Targets and Long-Term Incentive Program” for more information about the 2016-2017 LTIP.

(3)

As a result of Mr. Walker and Ms. Youssef’s terminations of employment on January 20, 2017, Mr. Walker and Ms. Youssef’s awards under the 2016-2017 LTIP were forfeited.  As part of their severance, Mr. Walker and Ms. Youssef each received the cash value equivalent of the RSUs that had vested on a pro-rata basis.

The following table sets forth the components of 2016 All Other Compensation column listed above in the Summary Compensation Table.

Name	Auto Allowance	401(k) Match	Life Insurance Premiums	Long-Term Healthcare Premiums	Supplemental Disability Insurance	Severance		Total Other Compensation
David A. Levin	$10,000	$9,275	$3,874	$6,536	$10,230	$—		$39,915
Peter H. Stratton, Jr.	$8,400	$9,275	$—	$4,370	$3,259	$—		$25,305
Kenneth M. Ederle	$8,400	$9,275	$—	$—	$4,189	$—		$21,864
Robert S. Molloy	$8,400	$9,275	$—	$5,223	$4,763	$—		$27,661
Brian S. Reaves	$8,400	$9,275	$—	$5,108	$4,669	$—		$27,452
Derrick Walker	$8,400	$9,275	$—	$3,744	$3,325	$384,147	(1)	$408,891
Nancy S. Youssef	$8,400	$8,798	$—	$1,937	$2,843	$307,453	(2)	$329,431

(1)

Mr. Walker’s employment was terminated on January 20, 2017.  Severance includes (i) a cash payment of $150,000 to be paid bi-weekly over 6 months, (ii) $3,065 of accrued vacation and (iii) a cash value of $231,082 as payment for amounts he would have earned under the Company’s incentive plans had he been employed at January 29, 2017.  Severance excludes a cash payment of $30,287 for the value of RSUs that vested on a pro-rata basis under the 2016-2017 LTIP.

(2)

Ms. Youssef’s employment was terminated on January 20, 2017.  Severance includes (i) a cash payment of $187,500 to be paid bi-weekly over 6 months, (ii) $17,931 of accrued vacation and (iii) a cash value of $102,022 as payment for amounts she would have earned under the Company’s incentive plans had she been employed at January 29, 2017. Severance excludes a cash payment of $37,897 for the value of RSUs that vested on a pro-rata basis under the 2016-2017 LTIP.

Employment Agreements

Chief Executive Officer

We have an employment agreement with Mr. Levin, which was revised and restated as of November 5, 2009. The initial three-year term of Mr. Levin’s employment agreement (the “Employment Agreement”) was January 1, 2009 through December 31, 2011.  On January 1, 2011 and thereafter on each anniversary of the employment agreement’s commencement date, the term is extended for a one-year period, making Mr. Levin’s employment agreement a rolling two-year agreement after the initial three-year term.

The Employment Agreement requires Mr. Levin to devote substantially all of his time and attention to our business as necessary to fulfill his duties. The Employment Agreement provides that Mr. Levin would be paid a base salary at annual rate of $811,200, with an annual automobile allowance of $10,000.

Mr. Levin is eligible to participate in our AIP at a target rate of 100% of his actual annual base salary, as defined in that plan, and in our LTIP at a target incentive rate of 100% of his combined actual annual base earnings for the incentive period.  The Employment Agreement also provides for the payment of discretionary bonuses in such amounts as may be determined by the Compensation Committee or Board of Directors.

The Employment Agreement provides that in the event Mr. Levin’s employment is terminated by the Company at any time for any reason other than “justifiable cause” (as defined in the Employment Agreements), disability or death, or in the event Mr. Levin resigns with “good reason” (as defined in the Employment Agreement), we are required to pay Mr. Levin the following:

•	A pro rata bonus under the AIP;
•	A pro-rata vesting of LTIP awards; and
•

A severance comprised as the sum of (1) Mr. Levin’s monthly base salary then in effect plus (2) a monthly amount calculated by dividing by twelve the average of the sum of (i) the annual incentive bonuses earned under the AIP and (ii) the cash amounts paid to Mr. Levin pursuant to the LTIP or the cash value of the options or stock issued to Mr. Levin, during each of the two most recent fiscal years, with the monthly sum of (1) plus (2) payable for 24 consecutive months. This severance benefit is conditioned upon Mr. Levin’s execution of a general release.

The above-listed payments are not made if Mr. Levin is terminated with “justifiable cause,” if Mr. Levin resigns and such resignation is not for “good reason”, or Mr. Levin dies or becomes disabled; provided, however, that if Mr. Levin’s employment terminates by reason of death, disability or retirement on or after age 65, Mr. Levin shall be entitled to a pro-rata bonus under the AIP.

In the event Mr. Levin’s employment is terminated at any time within one year following a Change of Control (as defined in the Employment Agreement) other than for "justifiable cause," or if Mr. Levin resigns for “good reason”, Mr. Levin is entitled to receive a lump sum payment equal to the sum of two times his base salary, and two times his target annual incentive bonus under the AIP for the fiscal year in which the Change of Control occurs.  Payments made under this provision are to be reduced if and to the extent necessary to avoid any payments or benefits to executive being treated as “excess parachute payments” within the meaning of Internal Revenue Code Section 280G(b)(i).  This payment also is conditioned upon Mr. Levin’s execution of a general release.

The Employment Agreement contains confidentiality provisions pursuant to which Mr. Levin agrees not to disclose confidential information regarding our Company. The Employment Agreement also contains covenants pursuant to which he agrees, during the term of his employment and for a one-year period following the termination of his employment, not to have any connection with any business which is a specialty retailer that primarily distributes, sells or markets so-called “big and tall” apparel of any kind for men or which utilizes the “big and tall” retail or wholesale marketing concept as part of its business.

The Employment Agreement also provides that we will, during the term of employment, pay the insurance premiums under one or more life insurance policies on Mr. Levin’s life pursuant to an arrangement under which $2,000,000 of the death benefit under the policy or policies would be payable to Mr. Levin’s named beneficiary (with the executive officer making the election of the designated beneficiary) upon Mr. Levin’s death.

Senior Executives

We also have employment agreements with each of our Senior Executives (the “Sr. Exec. Employment Agreements”). The term of each employment agreement begins on the respective effective date and continues until terminated by either party. Our Senior Executives are eligible to participate in our AIP.  During fiscal 2016, they participated at a target rate of 40% of their respective average base salaries.  Senior Executives are also eligible to participate in our LTIPs at 70% of their respective average base salaries, as defined in the plan, depending on our performance (based on long-term performance goals). Each executive is entitled to vacation and to participate in and receive any other benefits customarily provided by us to our senior executives.

The Sr. Exec. Employment Agreements provide that in the event the executive officer’s employment is terminated by us at any time for any reason other than “justifiable cause” (as defined in the Sr. Exec. Employment Agreements), disability or death, we are required to pay the executive his or her then current base salary for five months after the effective date of such termination.  This severance benefit is conditioned upon the senior executive’s execution of a general release. The above-listed payments are not made if the senior executive is terminated with “justifiable cause,” the senior executive resigns, or the senior executive dies or becomes disabled.

In the event the senior executive’s employment is terminated at any time within one year following a Change of Control (as defined in the Sr. Exec. Employment Agreement) other than for "justifiable cause," or if the senior executive resigns for “good reason,” we shall pay the senior executive an amount equal to twelve months of executive’s highest base salary in effect at any time during the six month period ending on the date of the Change of Control.  This payment also is conditioned upon the senior executive’s execution of a general release.  Payments made under this provision are to be reduced if and to the extent necessary to avoid any payments or benefits to senior executive being treated as “excess parachute payments” within the meaning of Internal Revenue Code Section 280G(b)(i).

The Sr. Exec. Employment Agreements contain confidentiality provisions pursuant to which each senior executive agrees not to disclose confidential information regarding our Company. The Sr. Exec. Employment Agreements also contain covenants pursuant to which each senior executive agrees, during the term of his employment and for a one-year period following the termination of his employment, not to have any connection with any business which is a specialty retailer that primarily distributes, sells or markets so-called “big and tall” apparel of any kind for men or which utilizes the “big and tall” retail or wholesale marketing concept as part of its business.

In accordance with the terms of their employment agreements, as discussed above, Mr. Walker and Ms. Youssef received a severance equal to six months (including one month of severance in lieu of a notice period) plus accrued vacation.  In addition, each received cash, which was equivalent to the value of awards under the Company’s AIP and LTIP programs that each would have been awarded had they remained employed as of January 29, 2017. In addition, Mr. Walker and Ms. Youssef received a cash payment equal to the value of RSUs that had vested on a pro-rata basis under the 2016-2017 LTIP. The following is a summary of the severance paid to Mr. Walker and Ms. Youssef:

	Severance
	Mr. Walker	Ms. Youssef
Severance - 6 months	$150,000	$187,500
Accrued vacation	3,065	$17,931
Cash value for:
AIP 2016	44,760	$55,950
LTIP 2013-2016	88,917	$23,624
2016 Wrap	97,405	$22,448
Total severance per Summary Compensation Table	$384,147	$307,453
Cash value for RSU under 2016-2017 LTIP (1)	30,287	$37,897
Total severance	$414,434	$345,350
(1)

The amounts paid for RSUs were excluded from the severance amounts reported in the Summary Compensation Table because the Summary Compensation Table already reflected the total grant-date fair value of the restricted stock units granted in March 2016.  The remaining RSUs were forfeited.

Claw-Back Provision

Our employment agreements contain a “claw-back” provision which provides for remedies in the event we learn, after the executive’s termination by us, other than for “justifiable cause,” that his or her termination could have been terminated for “justifiable cause.”  Pursuant to the employment agreements, an executive shall be required to pay to the Company all amounts paid to the executive other than such portion of an executive’s base salary and reimbursement of expenses accrued through the date of the termination; all vested and unvested awards, as defined therein, held by the executive shall immediately expire; and the executive shall be required to pay to the Company an amount equal to any gains resulting from the exercise or payment of any awards.

Subject to the implementation of final rules by the SEC, the Dodd-Frank Act requires that we implement a policy providing for the recovery of erroneously paid incentive-based compensation following a required accounting restatement. Once the final rules are issued by the SEC, we will revise, in a timely manner, the current claw-back provision of our employment agreements. In addition, under the Sarbanes-Oxley Act, our CEO and CFO are required to reimburse the Company for bonuses and other incentive compensation and stock sale profits if the Company is required to restate its financial statements, as a result of misconduct, due to material noncompliance with the financial reporting requirements of the securities laws.

Grants of Plan-Based Awards.  The following table sets forth certain information with respect to plan-based awards granted to the Named Executive Officers in fiscal 2016.

2016 GRANTS OF PLAN-BASED AWARDS

		Service Inception/	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
	Date	Date	($)	($)	($)	($) (1)	($) (1)	($) (1)	(#)	(#)	($ / Sh)	($)

David A. Levin
-2016 AIP (2)	3/15/2016	3/15/2016	$466,440	$811,200	$1,216,800	—	—	—	—	—	—	—
-2016-2017 LTIP (3)	4/14/2016	4/14/2016	—	—	—	$202,800	$405,600	$608,400	78,604	—	—	$405,597
-2016 Wrap (4)	3/20/2017	11/7/2014	$405,600	$648,960	$831,200	$405,600	$648,960	$831,200	—	—	—	—
Peter H. Stratton, Jr.
-2016 AIP (2)	3/15/2016	3/15/2016	$65,550	$134,462	$201,692	—	—	—	—	—	—	—
-2016-2017 LTIP (3)	4/14/2016	4/14/2016	—	—	—	$49,875	$99,750	$149,625	19,331	—	—	$99,748
-2016-2017 LTIP (3)	5/11/2016	5/11/2016	—	—	—	$11,240	$22,479	$33,719	4,644	—	—	$22,477
-2016 Wrap (4)	3/20/2017	11/7/2014	$70,000	$112,000	$140,000	$70,000	$112,000	$140,000	—	—	—	—
Kenneth M. Ederle
-2016 AIP (2)	3/15/2016	3/15/2016	$89,700	$156,000	$234,000	—	—	—	—	—	—	—
-2016-2017 LTIP (3)	4/14/2016	4/14/2016	—	—	—	$68,250	$136,500	$204,750	26,453	—	—	$136,497
-2016 Wrap (4)	3/20/2017	11/7/2014	$113,750	$182,000	$227,500	$113,750	$182,000	$227,500	—	—	—	—
Robert S. Molloy
-2016 AIP (2)	3/15/2016	3/15/2016	$78,731	$136,923	$205,385	—	—	—	—	—	—	—
-2016-2017 LTIP (3)	4/14/2016	4/14/2016	—	—	—	$58,625	$117,250	$175,875	22,722	—	—	$117,246
-2016 Wrap (4)	3/20/2017	11/7/2014	$113,750	$182,000	$227,500	$113,750	$182,000	$227,500	—	—	—	—
Brian S. Reaves
-2016 AIP (2)	3/15/2016	3/15/2016	$69,000	$120,000	$180,000	—	—	—	—	—	—	—
-2016-2017 LTIP (3)	4/14/2016	4/14/2016	—	—	—	$52,500	$105,000	$157,500	20,348	—	—	$104,996
-2016 Wrap (4)	3/20/2017	11/7/2014	$96,250	$154,000	$192,500	96,250	154,000	192,500	—	—	—	—
Derrick Walker (5)
-2016 AIP (5)	3/15/2016	3/15/2016	$69,000	$120,000	$180,000	—	—	—	—	—	—	—
-2016-2017 LTIP (5)	4/14/2016	4/14/2016	—	—	—	$52,500	$105,000	$157,500	20,348			$104,996
Nancy S. Youssef (5)
-2016 AIP (5)	3/15/2016	3/15/2016	$86,250	$150,000	$225,000	—	—	—	—	—	—	—
-2016-2017 LTIP (5)	4/14/2016	4/14/2016	—	—	—	$65,625	$131,249	$196,874	25,436	—	—	$131,250

(1)

Awards under the 2016-2017 LTIP and the 2016 Wrap are denominated in dollars at the time of grant.    See footnote 3 below for additional information on the 2016-2017 LTIP and footnote 4 below for additional information on the 2016 Wrap.

(2)

The threshold, target and maximum payouts for each executive were estimated based on achieving 50%, 100% and 150% of the payout targets under the 2016 AIP.  See “Compensation Components, Fiscal 2016 Compensation Decisions, 2017 Annual Incentive Plan Targets and Long-Term Incentive Program – Performance-based annual cash incentive plan (AIP) –2016 AIP” for more information on the targets set under the 2016 AIP. The respective actual cash payment made to each of the Named Executive Officers under the 2016 AIP is included in the Summary Compensation Table (and the supplemental 2016 Non-Equity (Cash) Incentive Plan Compensation Table) for fiscal 2016.

(3)

On April 14, 2016, the Compensation Committee approved the performance targets for the 2016-2017 LTIP.   The performance-based awards represent 50% of the total potential payout with threshold, target and maximum payouts for each executive estimated based on achieving 50%, 100% and 150% of the payout targets set by the Compensation Committee.  The remaining 50% represents time-based awards for which each executive received RSUs on April 14, 2016.  The time-based RSUs vest in two equal tranches, with the first tranche vesting on April 1, 2018 and the second tranche vesting on April 1, 2019.  Mr. Stratton received a supplemental grant on May 11, 2016 as a result of an increase in his base salary.  See “Compensation Components, Fiscal 2016 Compensation Decisions, 2017 Annual Incentive Plan Targets and Long-Term Incentive Program – Long-term incentive plans – 2016-2017 LTIP” above for more information on the targets set under the 2016-2017 LTIP.

(4)

The 2016 Wrap and its performance targets were only effective if the performance targets under the Company’s 2013-2016 LTIP were not achieved.  Subsequent to fiscal 2016, the Compensation Committee determined that the performance targets under the 2016 Wrap were partially achieved, and each Named Executive Officer received an unvested cash payout and a grant of unvested RSAs which will fully vest on July 29, 2017. See “Compensation Components, Fiscal 2016 Compensation Decisions, 2017 Annual Incentive Plan Targets and Long-Term Incentive Program – Long-term incentive plans –Wrap-Around Plan” above for more information on the 2016 Wrap.  The actual amounts received by each Named Executive Officer under the 2016 Wrap are reflected in the Summary Compensation Table.  Mr. Walker and Ms. Youssef’s employments were terminated prior to the date of grant; however, as discussed above, on July 29, 2017, each will receive a cash payment equal to the value of the cash and equity awards they would have received had they been employed on the date of grant.

(5)	On January 20, 2017, Mr. Walker and Ms. Youssef’s employments were terminated. As a result, their awards under the 2013-2016 LTIP and 2016-2017 LTIP were forfeited.

Outstanding Equity Awards at Fiscal Year-End.  The following table sets forth certain information with respect to outstanding equity awards held by the Named Executive Officers at the end of fiscal 2016.

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)(1)	(#)		($)(1)
David A. Levin	195,942	—	—	$5.04	5/28/2023	—		—	—		—
	—	—	—			78,604	(2)	$259,393	—		—
	—	—	—						85,514	(3)	$282,196
Peter H. Stratton, Jr.	8,587	—	—	$4.19	3/16/2021	—		—	—		—
	33,816	—	—	$5.04	5/28/2023	—		—	—		—
	—	—	—			19,331	(2)	$63,792	—		—
	—	—	—			4,644	(2)	$15,325	—		—
	—	—	—						14,758	(3)	$48,701
Kenneth M. Ederle	10,000	—	—	$7.52	10/22/2017	—		—	—		—
	54,951	—	—	$5.04	5/28/2023	—		—	—		—
	—	—	—			26,453	(2)	$87,295	—		—
	—	—	—						23,982	(3)	$79,141
Robert S. Molloy	20,606	—	—	$3.20	3/19/2020	—		—	—		—
	13,955	—	—	$4.19	3/16/2021	—		—	—		—
	54,951	—	—	$5.04	5/28/2023	—		—	—		—
	—	—	—			22,722	(2)	$74,983	—		—
	—	—	—						23,982	(3)	$79,141
Brian S. Reaves	17,183	—	—	$4.19	3/16/2021	—		—	—		—
	46,496	—	—	$5.04	5/28/2023	—		—	—		—
	—	—	—			20,348	(2)	$67,148	—		—
	—	—	—						20,292	(3)	$66,964
Derrick Walker	50,000	—	—	$3.12	4/20/2017	—		—	—		—
	27,896	—	—	$5.04	4/20/2017	—		—	—		—
Nancy S. Youssef	9,561	—	—	$5.84	4/20/2017	—		—	—		—

(1)	The value of shares was calculated using the closing price of our common stock of $3.30 on January 28, 2017.
(2)

These awards represent RSUs granted on April 14, 2016 in connection with our 2016-2017 LTIP and represent the unvested portion of these time-based awards.  Mr. Stratton received a supplemental grant of RSUs on May 11, 2016 due to an increase in his base salary.

(3)

These awards represent awards earned under the 2016 Wrap as the result of achieving performance targets under the 2016 Wrap, but that were granted subsequent to year-end on March 31, 2017, subject to further vesting through July 29, 2017.

Option Exercises and Stock Vested Table.  The following table sets forth information for the Named Executive Officers with respect to the exercise of option awards and the vesting of stock awards during fiscal 2016. No options were exercised by any Named Executive Officer in fiscal 2016.

2016 OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of shares Vested (#)	Value Realized on Vesting ($)(1)
David A. Levin	64,381	$212,457
Peter H. Stratton, Jr.	11,111	$36,666
Kenneth M. Ederle	18,056	$59,585
Robert S. Molloy	18,056	$59,585
Brian S. Reaves	15,278	$50,417
Derrick Walker	—	—
Nancy S. Youssef	3,798	$15,002

(1)

The “Value Realized on Exercise” is the difference between the market price of the underlying security at exercise and the exercise price of the option.  The “Value Realized on Vesting” is the market price of the underlying security on the date of vesting.  The value realized is for informational purposes only and does not purport to represent that such individual actually sold the underlying shares, or that the underlying shares were sold on the date of exercise. Furthermore, such value realized does not take into consideration individual income tax consequences.

Pension Benefits

None of our Named Executive Officers was a participant in any pension plan and, therefore, none has accumulated benefits.

Non-Qualified Deferred Compensation

We do not offer to our executive officers or employees any defined contribution or similar plan that provides for the deferral of compensation on a basis that is not tax-qualified. We offer a 401(k) saving plan to all of our employees eligible to participate, as further described below.

401(k) Plan

The Company has one defined contribution plan, the Destination XL Group, Inc. 401(k) Savings Plan (the “401(k) Plan”).  Under the 401(k) Plan, the Company offers a qualified automatic contribution arrangement (“QACA”) with the Company matching 100% of the first 1% of deferred compensation and 50% of the next 5% (with a maximum contribution of 3.5% of eligible compensation).  Employees who are 21 years of age or older are eligible to make deferrals after 6 months of employment and are eligible to receive a match from the Company after one year of employment and 1,000 hours.

Our Named Executive Officers are eligible to participate in the 401(k) Plan, and the amount of any Company match to our Named Executive Officers is set forth above in the “All Other Compensation” table.

Key Man Insurance

We have a key man life insurance policy on the life of Mr. Levin in the amount of $2,000,000.

EQUITY COMPENSATION PLAN INFORMATION

The following is a summary of information with respect to our equity compensation plans as of January 28, 2017:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	2,524,546	$4.98	6,233,824	(3)
Equity compensation plans not approved by security holders (2)	—	—	316,356
Total	2,524,546	$4.98	6,550,180	(3)

(1)

Our 2006 Incentive Compensation Plan (as amended, the “2006 Plan”) expired on July 31, 2016.  At the Company’s 2016 Annual Meeting of Stockholders held August 4, 2016, the stockholders approved the adoption of the 2016 Incentive Compensation Plan (the “2016 Plan”). In addition to the initial share reserve under the 2016 Plan of 5,200,000 shares, the 525,538 shares that remained available under our 2006 Plan were added and became available for issuance under the 2016 Plan on August 4, 2016.  In addition, any shares outstanding under the 2006 Plan at August 4, 2016 that subsequently terminate, expire or are canceled for any reason without having been exercised or paid are added back and become available for issuance under the 2016 Plan, with options and stock appreciation rights being added back on a 1 to 1 basis and full-value awards being added back on a 1 to1.9 basis.  Accordingly, an additional 588,796 shares were added to share availability under the 2016 Plan during fiscal 2016.  At January 28, 2017, there were 6,233,824 shares available under the 2016 Plan.

Of the 2,524,546 options outstanding at January 28, 2017, approximately 1,059,941 options are subject to the achievement of performance targets.  The respective performance targets for these performance-based stock options were not met in fiscal 2016. Therefore, subsequent to year-end, upon completion of the audited financial statements, all of these performance-based awards were cancelled.  Because these stock options were granted under the 2006 Plan, the shares underlying the stock options were added back and became available for issuance under the 2016 Plan.  See “Compensation Discussion and Analysis- Compensation Components, Fiscal 2016 Compensation Decisions, 2017 Annual Incentive Plan Targets and Long-Term Incentive Programs” for more information.

Of the remaining 1,464,605 options outstanding at January 28, 2017, 1,460,103 were issued from the 2006 Plan.  If any of these options terminate, expire or are cancelled without having been exercised or paid, they will be added back and become available for issuance under the 2016 Plan.

(2)

Pursuant to the Third Amendment to the Second Amended and Restated Non-Employee Director Compensation Plan (“Director Plan”), we have 500,000 shares authorized for stock issuances in lieu of cash director fees, of which 316,356 shares remained available at January 28, 2017.

(3)

Subsequent to the end of fiscal 2016, in March 2017, we granted 434,558 shares of unvested restricted stock awards in connection with the partial achievement of performance targets under the 2016 Wrap-Around Plan. In April 2017, we granted 734,268 time-based restricted stock units in connection with our 2017-2018 LTIP.

Certain Relationships and Related Transactions

Seymour Holtzman/Jewelcor Management, Inc. (JMI)

Seymour Holtzman, the Executive Chairman of the Company’s Board of Directors (the “Board”), is the chairman, chief executive officer and president and, together with his wife, indirectly, the majority shareholder of Jewelcor Management, Inc. (“JMI”).

Pursuant to an Employment and Chairman Compensation Agreement entered into on August 7, 2014,  Mr. Holtzman serves as both an employee of the Company, reporting to the Board, and, in his capacity as Executive Chairman of the Board, with the duties of the Chairman of the Board as set forth in the Company’s Fourth Amended and Restated By-Laws. The initial term of the agreement was for two years. Commencing August 7, 2015, the agreement is automatically extended for an additional one-year term on each anniversary date. Accordingly, the current expiration date of the agreement is August 7, 2018. As compensation for the employment services, Mr. Holtzman receives an annual base salary of $24,000 and, as compensation for his services as Executive Chairman, he receives annual compensation of $372,750.

Subsequent to the end of fiscal 2016, on May 25, 2017, Mr. Holtzman and the Company entered into the First Amendment to the Employment and Chairman Compensation Agreement under which Mr. Holtzman’s annual compensation for his services as Executive Chairman was reduced from $372,750 to $200,000.

A complete summary of all compensation and consulting fees paid to Mr. Holtzman is described above under “Director Compensation- Executive Chairman Compensation.”

Review, Approval or Ratification of Transactions with Related Persons

Due to Mr. Holtzman’s role as our Executive Chairman of the Board of Directors and the relevance of the services he provides on a consulting basis, our Compensation Committee had the primary responsibility for reviewing and approving the Employment and Chairman Compensation Agreement dated August 7, 2014.

Our Audit Committee Charter, which was adopted in June 2003, provides that our Audit Committee shall review all related party transactions on an ongoing basis and all such transactions must be approved by the Audit Committee, to the extent required by the Sarbanes−Oxley Act of 2002, the Securities Exchange Commission and NASDAQ. Because NASDAQ provides that such oversight can be conducted by either a company’s audit committee or another independent body of the board of directors, the Audit Committee determined that due to the nature of Mr. Holtzman’s ownership in the Company as well as our previous consulting agreement with JMI the review and approval of all transactions pursuant to any arrangement with Mr. Holtzman would be the primary responsibility of the Compensation Committee.

For all other related party transactions, the review and approval of such transactions is the responsibility of our Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). The Reporting Persons are required to furnish us with copies of all Section 16(a) reports they file.  Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us by our officers and directors during fiscal 2016, we believe that the Reporting Persons complied with all applicable Section 16(a) reporting requirements and that all required reports were filed in a timely manner, except for Mary Luttrell’s initial Form 4 which was dated as of January 18, 2017 but was not filed until January 26, 2017.

PROPOSAL 2

advisory VOTE TO APPROVE the frequency of holding ADVISORY votes on named executive officer compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") added Section 14A to the Exchange Act, which requires that, at least every six years, we provide our stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently to vote on future advisory votes on the compensation of our named executive officers as disclosed in accordance with the disclosure rules of the SEC.  Stockholders may indicate whether they would prefer that we conduct future advisory votes on named executive officer compensation once every one, two, or three years.  Stockholders also may abstain from casting a vote on this proposal.

At the Company’s 2011 Annual Meeting of Stockholders, the Board of Directors recommended, and the stockholders voted for, an annual vote on the compensation of our named executive officers.  Accordingly, we have submitted an advisory vote to our stockholders each year since the 2011 Annual Meeting.

The Board of Directors recommends that we continue with an annual advisory vote on named executive officer compensation.  The Board of Directors has reviewed this frequency and has determined that an advisory vote on named executive officer compensation that occurs each year continues to be the most appropriate alternative for the Company and; therefore, the Board recommends that you vote for the “one year” option with respect to the advisory vote on named executive officer compensation.  The Board of Directors believes that an annual advisory vote on named executive officer compensation is the optimal interval for conducting and responding to a “Say-on-Pay” vote. The Board of Directors also believes this frequency is in alignment with our executive compensation practices, as we review the core elements of our executive compensation program annually. By providing an advisory vote on named executive officer compensation on an annual basis, our Stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement every year.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstain from voting) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors. The affirmative vote of a majority of shares of common stock properly cast at the Annual Meeting, in person or by proxy, is necessary to approve this matter. Any abstentions or broker non-votes will not be counted as votes cast, and therefore will have no effect on the outcome of voting on this proposal. Because this vote is advisory and non-binding, if none of the three frequency options receives the vote of the holders of a majority of the votes cast, the Company will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by stockholders to be the frequency that has been recommended by our stockholders. In addition, because this vote is advisory and non-binding, the Board of Directors may decide that it is in the best interest of our stockholders and the Company to hold future advisory votes on named executive officer compensation more or less frequently.

The Board of Directors recommends that you vote for the option of “one-year” as the preferred frequency for advisory votes on named executive officer compensation.

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Act, and in accordance with the recommendation by our Board and approval by our stockholders in 2011 of an annual "Say-on-Pay" vote, the Board of Directors is providing stockholders with the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

We seek to align the interests of our Named Executive Officers with the interests of our stockholders.  Our Compensation Committee’s overarching compensation guiding principle is to reward our executives for the achievement of our primary business objectives: to grow our market share within the Big & Tall retail industry, to increase earnings and operating margins and, ultimately, to increase stockholder returns through increased stock price.

The "Executive Compensation" section of this Proxy Statement, including the "Compensation Discussion and Analysis" section, provides a summary of our financial performance in fiscal 2016 and describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to compensation for fiscal 2016.  We encourage you to read this executive summary because it highlights the significant accomplishments we have made over the past four years and how we aligned our executive compensation over this same time period.

The table below summarizes the 2016 total compensation received by our Named Executive Officers:

Named Executive Officer	Salary	Vested Cash 2016 Annual Incentive Plan	Vested Cash Portion of 2013-2016 LTIP	Unvested Cash Portion Under 2016 Wrap	Unvested Equity Portion Under 2016 Wrap	Unvested Equity Grant Under 2016-2017 LTIP	Other	Total 2016 Compensation
David A. Levin	$811,200	$302,578	$162,240	$205,234	$205,234	$405,600	$39,915	$2,132,001
Peter H. Stratton, Jr.	$333,462	$50,154	$28,000	$35,420	$35,420	$122,229	$25,305	$629,989
Kenneth M. Ederle	$390,000	$58,188	$45,500	$57,558	$57,558	$136,500	$21,864	$767,168
Robert S. Molloy	$341,923	$51,072	$45,500	$57,558	$57,558	$117,250	$27,661	$698,522
Brian S. Reaves	$300,000	$44,760	$38,500	$48,703	$48,703	$105,000	$27,452	$613,117
Derrick Walker (1)	$294,231	$—	$—	$—	$—	$105,000	$408,891	$808,122
Nancy S. Youssef (1)	$367,789	$—	$—	$—	$—	$131,250	$329,431	$828,470
(1)

Mr. Walker and Ms. Youssef employments were terminated on January 30, 2017. Other compensation includes severance paid or accrued. See “Compensation Discussion and Analysis” above for details. In addition, the equity grants under the 2016-2017 LTIP were forfeited as a result of their terminations of employment.

Highlights from our executive compensation program include the following:

•

Compensation for fiscal 2016 increased as compared to fiscal 2015 (see “Summary Compensation Table”) principally due to the overlap of long-term incentives plan, with the grant of unvested awards earned under the 2016 Wrap and the grant of unearned time-based awards under the 2016-2017 LTIP.  Offsetting this increase was the decrease in the percentage payout under the 2016 Annual Incentive Plan (“2016 AIP”) as compared to fiscal 2015. As discussed under the “Fiscal 2016 Executive Compensation Highlights” section of the “Compensation, Discussion & Analysis,” fiscal 2016 was the first opportunity since fiscal 2012 for our management team to earn a performance-based award under our long-term incentive programs. The performance period under the 2013-2016 LTIP was intentionally a four-year performance period so that it would align with our strategic initiative of converting the majority of our store base to the DXL concept over the same time period.

•

As discussed under “Compensation Discussion and Analysis,” the 2016 AIP payout was 37.3% and represented our partial achievement against plan for fiscal 2016.  Our targets under our AIPs are rigorous, with an EBITDA target for fiscal 2016 that was 43.8% greater than actual EBITDA in fiscal 2015.

•

As shown in the table above, approximately 38% of Mr. Levin’s compensation and approximately 31% to 33% of compensation for our other named executives consist of unvested and, therefore, unearned compensation which will vest at various points from fiscal 2017 through fiscal 2019.

•	Mr. Levin’s base salary has remained flat since fiscal 2010 and, therefore, his only opportunity for increased compensation is through our short- and long-term incentive programs.
•

Except for Mr. Stratton, who received a salary adjustment to align him within the 50th percentile of our peer group, base salaries for our CEO and other named executive officers remain unchanged for fiscal 2017.

We encourage you to read our “Compensation Discussion and Analysis” for a complete discussion and analysis of our executive compensation program, including detailed information about the fiscal 2016 compensation of the Named Executive Officers.

Our Board is asking stockholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement pursuant to the SEC's compensation disclosure rules in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures. As an advisory vote, this proposal is not binding upon us or the Board. The Compensation Committee values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. The affirmative vote of a majority of the shares of common stock properly cast at the Annual Meeting, in person or by proxy, is necessary to approve this proposal.  Any abstentions or broker non-votes will not be counted as votes cast, and therefore will have no effect on the outcome of voting on this proposal.  Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation rules of the SEC in the Compensation Discussion and Analysis, accompanying compensation tables and related narrative discussion, is hereby APPROVED.”

Our Board of Directors recommends that you vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by our stockholders, the Audit Committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending February 3, 2018, subject to completion of KPMG’s customary client acceptance procedures. KPMG has served as our independent registered public accounting firm since June 6, 2013.

Stockholder ratification of our independent registered public accounting firm is not required by our By-Laws or otherwise.  However, we are submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice.  If stockholders fail to ratify the appointment of such auditors, the Audit Committee will reconsider the selection.  Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in our best interest.

Representatives of KPMG are expected to be present at the annual meeting to respond to appropriate stockholders' questions and to make any statements they consider appropriate.

The following table sets forth the fees accrued or paid to the Company’s independent registered accounting firm for the fiscal years ended January 28, 2017 (“fiscal 2016”) and January 30, 2016 (“fiscal 2015”):

	Fiscal 2016	Fiscal 2015
Audit fees (1)	$784,385	$770,000
Audit-related fees	—	—
Tax fees	—	—
Other fees (2)	1,780	1,650
Total fees	$786,165	$771,650
(1)

Audit fees relate to professional services rendered in connection with the audits of our financial statements included in our Annual Reports on Form 10-K for fiscal 2016 and fiscal 2015, for services performed related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and for reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q.

(2)	Other fees relate to an annual fee for an online accounting research tool.

Pre-Approval of Services by Independent Auditors

The Audit Committee has adopted a policy governing the provision of audit and non-audit services by our independent registered public accounting firm.  Pursuant to this policy, the Audit Committee will consider annually and, if appropriate, approve the provision of audit services (including audit review and attest services) by our independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined permitted non-audit services within a specified dollar limit.  It will also consider on a case-by-case basis and, if appropriate, approve specific engagements that do not fit within the definition of pre-approved services or established fee limits.

The policy provides that any proposed engagement that does not fit within the definition of a pre-approved service or is not within the fee limits must be presented to the Audit Committee for consideration at its next regular meeting or to the Chairman of the Audit Committee in time sensitive cases.  The Audit Committee will regularly review summary reports detailing all services (and related fees and expenses) being provided to us by the independent registered public accounting firm.

All of the services provided in fiscal 2016 and fiscal 2015 under Audit Fees and Other Fees were pre-approved by the Audit Committee.

Vote Needed for Approval

The affirmative vote of a majority of the shares of common stock properly cast at the Annual Meeting, in person or by proxy, is required for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2018.  Any abstentions will not be counted as votes cast, and therefore will have no effect on the outcome of voting on this proposal.

Recommendation

The Audit Committee and the Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2018.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors.  Our management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements and related schedule in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.  The Audit Committee also oversees the review and assessment process of our internal control over financial reporting, including the framework used to evaluate the effectiveness of such internal controls.

The Audit Committee reviewed and discussed with KPMG LLP, our independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of our audited consolidated financial statements for the fiscal year ended January 28, 2017 with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 16, “Communication with Audit Committees”, as adopted by the Public Company Accounting Oversight Board.  In addition, the Committee has discussed with KPMG LLP the firm’s independence from our management and our Company, including the matters in the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence.  The Audit Committee also considered the compatibility of non-audit services with KPMG LLP’s independence.

The Audit Committee discussed with KPMG LLP the overall scope and plans for their audit.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls (including internal control over financial reporting) and the overall quality of our financial reporting.  The Audit Committee held six meetings during the fiscal year ended January 28, 2017.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 28, 2017 for filing with the SEC.

Pursuant to Section 404 of the Sarbanes-Oxley Act, management was required to prepare as part of our Annual Report on Form 10-K for the year ended January 28, 2017 a report on its assessment of our internal control over financial reporting, including management’s assessment of the effectiveness of such internal controls.  KPMG LLP issued an audit report relative to our internal control over financial reporting at January 28, 2017. During the course of fiscal 2016, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal controls, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with KPMG LLP. Management’s assessment report and KPMG LLP’s audit report on our internal control over financial reporting are included as part of our Annual Report on Form 10-K for the year ended January 28, 2017.

The Audit Committee is governed by a written charter, which can be found under “Corporate Governance – Charters & Policies” on the Investor Relations page of our website at http://investor.destinationxl.com.  The members of the Audit Committee are considered independent because they satisfy the independence requirements for Board members prescribed by the Nasdaq listing standards and Rule 10A-3 of the Exchange Act.

THE AUDIT COMMITTEE*
Jesse Choper, Chairman of the Audit Committee

Ward Mooney

Willem Mesdag

_________

* Mr. Choper was the Chairman of the Audit Committee until May 31, 2017.  Mr. Mooney succeeded Mr. Choper as Chairman and Mr. Choper’s seat on the Audit Committee was filled by Mr. Kyees on June 1, 2017.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to persons known to us to be the beneficial owners of more than five percent of the issued and outstanding shares of our common stock as of June 8, 2017, except for Mr. Holtzman’s ownership which is included in the Security Ownership of Management.  We were informed that, except as indicated, each person has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such person, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class (1)
Red Mountain Capital Partners, LLC	7,862,469	(2)	15.95%
Red Mountain Partners, L.P.
RMCP GP LLC
Red Mountain Capital Management, Inc.
Willem Mesdag
10100 Santa Monica Boulevard, Suite 925
Los Angeles, California 90067

RBC Global Asset Management (U.S.) Inc.	6,399,672	(3)	12.99%
50 South Sixth Street
Suite 2350
Minneapolis, Minnesota 55402

Glenhill Advisors, LLC	5,714,694	(4)	11.60%
Glenn J. Krevlin
Glenhill Capital Advisors, LLC
Glenhill Capital Management, LLC
Glenhill Capital Overseas Master Fund, LP
600 Fifth Avenue, 11th Floor
New York, New York 10020

BlackRock, Inc.	2,518,154	(5)	5.11%
55 East 52nd Street New York, New York 10055

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options and warrants held by that person that are currently exercisable, or that become exercisable within 60 days, are deemed outstanding.  Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Percentage ownership is based on 49,265,456 shares of our common stock outstanding as of June 8, 2017.

(2)

Based on Amendment No. 6 to Schedule 13D, dated June 13, 2017, stating that 7,522,354 shares are held directly by Red Mountain Partners, L.P., a Delaware limited partnership (“RMP”) and the remaining 325,115 shares are held directly by Red Mountain Capital Partners LLC, a Delaware limited liability company (“RMCP LLC”). RMP, RMCP LLC, RMCP GP LLC, a Delaware limited liability company (“RMCP GP”), Red Mountain Capital Management, Inc., a Delaware corporation (“RMCM”), and Willem Mesdag, a natural person and citizen of the United States of America, were the beneficial owners of the 7,862,469 shares of common stock.  RMP has the sole power to vote or direct the vote, and the sole power to disclose or direct the disposition of these shares.  RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to control RMP and may be deemed to beneficially own, and to have the power to vote or direct the vote, or dispose or direct the disposition of the these shares beneficially owned by RMP. Mr. Mesdag disclaims beneficial ownership of the shares beneficially owned by RMP, and RMCM disclaims beneficial ownership of all these shares. The shares are held in a margin account.  There are currently no margin borrowings on the account, nor have there ever been, and the shares are not otherwise pledged. The number of shares of common stock in the table includes 15,000 shares subject to stock options exercisable within 60 days and excludes 34,174 shares of deferred stock held directly by Willem Mesdag, which are receivable upon separation of service from the Board.

(3)

Based on Amendment No. 8 to Schedule 13G, dated February 10, 2017, stating that RBC Global Asset Management (U.S.) Inc. was the beneficial owner of the number of shares of common stock set forth opposite its name in the table.

(4)

Based on Amendment No. 10 to Schedule 13G, dated February 14, 2017, stating that Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Advisors, LLC, Glenhill Capital Management, LLC and Glenhill Capital Overseas Master Fund, LP

were the beneficial owners of the number of shares of common stock set forth opposite their names in the table (except that Glenhill Capital Management, LLC indicates beneficial ownership of only 4,697,731 shares and Glenhill Capital Overseas Master Fund, LP indicates beneficial ownership of only 2,903,116 shares). Glenn J. Krevlin is the managing member and control person of Glenhill Advisors, LLC and is the sole shareholder of Krevlin Management, Inc.  Krevlin Management, Inc. is the managing member of Glenhill Capital Advisors, LLC, which is the investment manager of Glenhill Capital Overseas Master Fund, LP, Glenhill Concentrated Long Master Fund LLC, and Glenhill Long Fund, LP, each (along with Mr. Krevlin) a security holder of the Company. Glenhill Advisors, LLC is the managing member of Glenhill Capital Management LLC. Glenhill Capital Management, LLC is the managing member of Glenhill Concentrated Long Master Fund, LLC, and Glenhill Long Fund GP, LLC, and is sole shareholder of Glenhill Capital Overseas GP, Ltd.  Glenhill Capital Overseas GP, Ltd. is the general partner of Glenhill Capital Overseas Master Fund, LP. Glenhill Long GP, LCC is the general partner of Glenhill Long Fund, LP.

(5)	Based on Amendment No. 1 to Schedule 13G, dated March 9, 2017, stating that BlackRock, Inc. was the beneficial owner of the number of shares of common stock set forth opposite its name in the table.

Security Ownership of Management

The following table sets forth certain information as of June 8 2017, with respect to our current directors and director nominees, our Named Executive Officers (as defined above under “Executive Compensation”) and our directors and executive officers as a group.  Except as indicated, each person has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by such person, subject to community property laws where applicable.

Name and Title	Number of Shares Beneficially Owned		Percent of Class (1)
Seymour Holtzman	4,475,658		9.08%
Executive Chairman of the Board
David A. Levin	1,339,491	(2)	2.71%
Chief Executive Officer, President and Director
Peter H. Stratton, Jr.	106,744	(3)	*
Senior Vice President, Chief Financial Officer and Treasurer
Kenneth M. Ederle	171,656	(4)	*
Senior Vice President, Chief Merchandising Officer – Planning and Allocation
Robert S. Molloy	228,262	(5)	*
Senior Vice President, General Counsel and Secretary
Brian S. Reaves	125,228	(6)	*
Senior Vice President and Chief Sales Officer
Derrick Walker	76,388		*
Former Senior Vice President, Chief Marketing Officer
Nancy S. Youssef	15,192		*
Former Senior Vice President, International Business Development
John E. Kyees, Lead Independent Director	50,680	(7)	*
Jesse Choper, Director	135,869	(8)	*
Jack Boyle, Director Nominee	—		—
Willem Mesdag, Director	7,862,469	(9)	15.95%
Ward K. Mooney, Director	105,678	(8)	*
George T. Porter, Jr.	164,251	(10)
Mitchell S. Presser, Director	244,368	(8)	*
Ivy Ross, Director	49,590	(11)	*
Oliver Walsh, Director Nominee	—		-
Directors and executive officers as a group (24 persons)	15,782,740	(12)	31.46%

*	Less than 1%
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options and warrants held by that person that are currently exercisable, or that become exercisable within 60 days, are deemed outstanding.  Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Percentage ownership is based on 49,265,456 shares of our common stock outstanding as of June 8, 2017.

(2)	Includes 195,942 shares subject to stock options exercisable within 60 days and 85,514 shares of unvested restricted stock.
(3)	Includes 42,403 shares subject to stock options exercisable within 60 days and 14,758 shares of unvested restricted stock.
(4)	Includes 64,951 shares subject to stock options exercisable within 60 days and 23,982 shares of unvested restricted stock.
(5)	Includes 89,512 shares subject to stock options exercisable within 60 days and 23,982 shares of unvested restricted stock.
(6)	Includes 63,679 shares subject to stock options exercisable within 60 days and 20,292 shares of unvested restricted stock.
(7)	Includes 43,648 shares subject to stock options exercisable within 60 days and excludes 39,445 shares of deferred stock.
(8)	Includes 25,000 shares subject to stock options exercisable within 60 days.
(9)

Includes 15,000 shares subject to stock options exercisable within 60 days and excludes 34,174 shares of deferred stock. Mr. Mesdag is the president, sole executive officer, sole director and sole shareholder of Red Mountain Capital Management, Inc.  With the exception of the stock options, all shares are held by Red Mountain Partners, L.P., a wholly-owned subsidiary of Red Mountain Capital Management, Inc.  Mr. Mesdag, by virtue of his direct or indirect control of Red Mountain Partners, L.P., is deemed to beneficially own all of the securities reported held by Red Mountain Partners, L.P. The shares are held in a margin account.  There are currently no margin borrowings on the account, nor have there ever been, and the shares are not otherwise pledged.

(10)

Includes 44,136 shares subject to stock options exercisable within 60 days and 29,700 shares of deferred stock held by the George Porter Trust receivable upon Mr. Porter’s separation from the Board.  Mr. Porter is the trustee of the trust and has all voting and investment rights.

(11)	Includes 15,000 shares subject to stock options exercisable within 60 days.
(12)

Includes 898,417 shares subject to stock options exercisable within 60 days, 29,700 shares of deferred stock, 311,742 of unvested shares of restricted stock and excludes 73,619 shares of deferred stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act.  You may read and copy these reports and other information filed by us at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The address of this website is http://www.sec.gov.

Access to this information as well as other information on our Company is also available on our website at http://investor.destinationxl.com.

SOLICITATION

We will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by certain of our officers, directors and employees without extra compensation, by telephone, facsimile or personal interview.  We have retained D.F. King & Company, Inc. for a fee not to exceed $6,000 to aid in solicitation of proxies.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one copy of the Proxy Statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders in question.  If you are one of a number of stockholders sharing a single address and would like to receive a separate copy of the Proxy Statement or if you would like to request that we send you a separate copy of annual reports or proxy statements, as applicable, in the future, please contact us at 555 Turnpike Street, Canton Massachusetts 02021, or via the “contact us” dropdown on the investor page of our website.  We will send you a copy of the Proxy Statement promptly after we receive your request.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in our proxy statement: Under the rules of the SEC, in order for any stockholder proposal to be included in our proxy statement and proxy card for presentation at the 2017 Annual Meeting of Stockholders, the proposal must be received by the Secretary of our Company at our principal executive offices by March 2, 2018 (120 days before the anniversary of the date this Proxy Statement is being mailed to our stockholders).

Other stockholder proposals: Our By-Laws provide that for business to be properly brought before an Annual Meeting of Stockholders (or any Special Meeting in lieu of Annual Meeting of Stockholders), a stockholder must: (i) give timely written notice to the Secretary of our Company describing any proposal to be brought before such meeting; and (ii) be present at such Annual Meeting, either in person or by a representative.  Such procedural requirements are fully set forth in Section 3.13 of our By-Laws.  A stockholder’s notice will be timely if delivered to, or mailed to and received by, us not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting (the “Anniversary Date”).  To bring an item of business before the 2018 Annual Meeting, a stockholder must deliver the requisite notice of such item to the Secretary of our Company not before April 5, 2018 or after May 5, 2018.  In the event the Annual Meeting is scheduled to be held on a date more than 30 days before the Anniversary Date or more than 60 days after the Anniversary Date, however, a stockholder’s notice will be timely delivered to, or mailed to, and received by, us not later than the close of business on the later of (a) the 90th day prior to the scheduled date of such Annual Meeting or (b) the 10th day following the day on which public announcement of the date of such Annual Meeting is first made by us.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our Board of Directors maintains a process for stockholders to communicate with them. Stockholders wishing to communicate with our Board should direct their communications to: Secretary of the Company, Destination XL Group, Inc., 555 Turnpike Street, Canton, Massachusetts 02021. Any such communication must state the number of shares beneficially owned by the stockholder sending the communication. The Secretary will forward such communication to all of the members of the Board of Directors or to any individual director or directors to whom the communication is directed; provided, however, that if the communication is unduly hostile, profane, threatening, illegal or otherwise inappropriate, then the Secretary has the authority to discard the communication or take appropriate legal action in response to the communication.

OTHER MATTERS

As of this date, our management knows of no business, which may properly come before the Annual Meeting other than that stated in the Notice of Annual Meeting of Stockholders. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

Appendix A

Non-GAAP Financial Measures

The above discussion references non-GAAP measures that we use on a regular basis in order to track the progress of our business. These measures include EBITDA (earnings before interest, taxes, depreciation and amortization), EBITDA from continuing operations and free cash flow.  We believe these measures provide helpful information with respect to the Company’s operating performance and cash flows.  We believe that the inclusion of these non-GAAP measures is important to assist investors in comparing our Company’s performance from fiscal 2013 to fiscal 2016. In addition, we use EBITDA because it: (i) measures performance over the periods in which executives can have significant impact, (ii) is directly linked to our annual incentive plan and long-term growth plan, and (iii) is a key metric used by management and the Board to assess our operating performance. However, these measures may not be comparable to similar measures used by other companies and should not be considered superior to or as a substitute for operating income (loss), net income (loss) or cash flows from operating activities in accordance with GAAP.

The following is a reconciliation of EBITDA and EBITDA from Continuing Operations from Net Loss:

(in millions)	Fiscal 2016	Fiscal 2015	Fiscal 2014	Fiscal 2013
Net loss, on a GAAP basis	$(2.3)	$(8.4)	$(12.3)	$(59.8)
Add back:
Provision for income taxes	(0.2)	(0.3)	(0.2)	(45.7)
Interest Expense	(3.1)	(3.0)	(2.1)	(1.0)
Depreciation and amortization	(30.6)	(28.4)	(24.0)	(20.8)
EBITDA	31.6	23.3	14.1	7.8
Deduct: Income (loss) from discontinuing operations	—		(1.1)	0.5
EBITDA from continuing operations	$31.6	$23.3	$15.2	$7.3

(1)	The net loss for fiscal 2013 includes a charge of $51.3 million to establish a full valuation allowance against our deferred tax assets.

The following is a reconciliation of Free Cash Flow from Cash Flow from Operating Activities:

(in millions)	Fiscal 2016	Fiscal 2015	Fiscal 2014	Fiscal 2013
Cash flow provided by operating activities GAAP measure)	$35.0	$18.4	$13.8	$24.9
less: capital expenditures	(29.2)	(33.4)	(40.9)	(54.1)
Free cash flow (Non-GAAP measure)	$5.8	$(15.0)	$(27.1)	$(29.2)

A-1

DESTINATION XL GROUP, INC.
Notice of 2017 Annual Meeting of
Stockholders and Proxy Statement
Thursday, August 3, 2017
9:30 A.M. EDT

Destination XL Group, Inc.

555 Turnpike Street

Canton, Massachusetts 02021

Please sign your proxy and
return it in the enclosed
postage-paid envelope so
that you may be represented
at the Annual Meeting.

ANNUAL MEETING OF STOCKHOLDERS OF

DESTINATION XL GROUP, INC.

August 3, 2017

GO GREEN

e-consent makes it easy to go paperless.  With e-consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste.  Enroll today via www.astfinancial.com  to enjoy online access.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on August 3, 2017:

The Proxy Statement and 2017 Annual Report to Stockholders are available at http://investor.destinationxl.com/proxymaterials.cfm

PLEASE SIGN, DATE AND MAIL

YOUR PROXY CARD IN THE ENVELOPE

PROVIDED AS SOON AS POSSIBLE.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” THE “1 YEAR” OPTION ON PROPOSAL 2

AND “FOR” PROPOSALS 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MAKE YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES NAMED BELOW.

		For	Against	Abstain
Nominees:

	Seymour Holtzman	☐	☐	☐

	David A. Levin	☐	☐	☐

	Jack Boyle	☐	☐	☐

	John E. Kyees	☐	☐	☐

	Willem Mesdag	☐	☐	☐

	Ward K. Mooney	☐	☐	☐

	Mitchell S. Presser	☐	☐	☐

	Ivy Ross	☐	☐	☐

	Oliver Walsh	☐	☐	☐

		1 Year	2 Years	3 Years	Abstain
2.	To approve, on an advisory basis, the frequency for advisory votes on named executive officer compensation. THE BOARD OF DIRECTORS RECOMMENDS “1 YEAR” FOR PROPOSAL 2.	☐	☐	☐	☐
		For	Against	Abstain
3.	To approve, on an advisory basis, named executive officer compensation. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.	☐	☐	☐
		For	Against	Abstain

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending February 3, 2018. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.	☐	☐	☐

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED IT WILL BE VOTED AS SPECIFIED HEREIN.  IF NO SPECIFIC DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” EACH DIRECTOR NOMINEE, “FOR” THE “1 YEAR” OPTION ON PROPOSAL 2 AND “FOR” EACH OF THE OTHER PROPOSALS.  RECEIPT IS HEREBY ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF DESTINATION XL GROUP, INC. DATED JUNE 30, 2017.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.		☐

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

Signature of Stockholder	Date	Signature of Stockholder	Date

DESTINATION XL GROUP, INC.

555 Turnpike Street

Canton, Massachusetts 02021

This Proxy Is Solicited On Behalf Of The Board Of Directors

For The Annual Meeting Of Stockholders To Be Held On August 3, 2017

The undersigned stockholder of Destination XL Group, Inc. (the “Company”) hereby appoints Seymour Holtzman and David A. Levin, and each of them, as proxies, with full power of substitution to each and to each substitute appointed pursuant to such power, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Thursday, August 3, 2017, at 9:30 A.M. local time, at the corporate offices of the Company, 555 Turnpike Street, Canton, Massachusetts, and at any adjournment or postponement thereof, with all powers the undersigned would possess if personally present, as set forth on the reverse hereof, upon the matters set forth thereon and more fully described in the Notice and Proxy Statement for such Annual Meeting, and, in their discretion, upon all such other matters as may properly come before the Annual Meeting.  The undersigned hereby revokes all proxies, if any, hitherto given by the undersigned for such Annual Meeting.

(Continued and to be signed on reverse side.)